Exhibit 10.1

Umbrella Supply Agreement Supply of Products (and associated Services) Contract No. 5800021370

AGREEMENT FORM

Rio Tinto	Rio Tinto Services, Inc.
	Address:	4700 West Daybreak Parkway
South Jordan, Utah 84095
	Tel:	801-204-2000
	Fax:	801-204-2882
Supplier	Company/individual name:
	Name:	EnsSolutions Corporation.
	Address:	5610 West Maryland Ave., Glendale, AZ 85301-3936
	Tel:	623-934-6767
	Fax:	623-934-7676
Relevant Companies and Sites	As set out in Schedule B.
Products	As set out in Schedule C.
Associated Services (If applicable)	As set out in Schedule D.
Prices	As set out in Schedule E.
Commencement Date	October 20, 2009
Term	Five (5) years or until terminated pursuant to the terms and provisions contained hereto.
Rio Tinto Representative	Name:	Jennifer Sterbling
	Position:	Sourcing Specialist
	Address:	4700 West Daybreak Parkway, South Jordan, Utah 84095
	Tel:	801-204-2679
	Fax:	801-204-2887
	E-mail:	jennifer.sterbling@riotinto.com
Supplier Representative	Name:	Jean Green
	Position:	Office Manager
	Address:	5610 West Maryland Ave., Glendale, AZ 85301-3936
	Phone:	623-934-6767
	Fax:	623-934-7676
	E-mail:	jeangreen@enssolutions.com

Rio Tinto, on its own behalf and on behalf of each of the Relevant Companies, hereby appoints Supplier, and Supplier hereby accepts such appointment, as a duly qualified supplier of the Products and associated Services, if any, to the Relevant Companies on the terms and conditions set out in this Agreement, consisting of the following documents:

1.	Agreement Form
2.	Schedule A: General Conditions
3.	Schedule B: Relevant Companies and Sites
4.	Schedule C: Products
5.	Schedule D: Services (if applicable)
6.	Schedule E: Prices
7.	Schedule F Supply Timetable
8.	Schedule G: Site Specific Terms (if applicable)
9.	Schedule H: Special Conditions (if applicable)
10.	Schedule 1 Late Charges (if applicable)
11.	Schedule J Pro Forma Statement of Work

Supplier acknowledges and agrees that it will benefit from such appointment and that this benefit and other covenants and agreements of Rio Tinto and the Relevant Companies contained herein constitute full and adequate consideration for the entering into of this Agreement by Supplier.

Executed by the Parties as an agreement to be effective as of the Commencement Date.

SIGNED by Rio Tinto on its own behalf and as agent on behalf of each of the Relevant Companies:	SIGNED on behalf of the Supplier by its duly authorized representatives:

/s/ Marc Gratton	/s/ Jean Green
Signature:	Signature:

Vice President Operations, Americas, Procurement	General Manager
Title:	Title:

19 November 2009

Umbrella Supply Agreement

Schedule A

General Conditions for the Supply of Products

(and associated Services)

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1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In these General Conditions and, unless the context otherwise requires, elsewhere in the Agreement, the following capitalized terms have the meanings set out below:

Acceptance Test means, In respect of any items of equipment included in the list of Products set out in Schedule C, the acceptance test in the form of Appendix 3 hereto certifying that the relevant equipment item has successfully passed Commissioning, including, without limitation, that the equipment performs in accordance with the Specifications.

Affiliate means any corporation, company, partnership, limited partnership, limited liability company, joint venture, or other form of enterprise, which controls, is controlled by, or is under common control with, a Party. Control, when used as a verb, means the ability, directly or indirectly though one or more intermediaries, to direct or cause the direction of the management and policies of such entity through (i) legal or beneficial ownership of voting securities or membership interests; (ii) the right to appoint managers, directors or corporate management; (ii) contract; (iv) operating agreement; (v) voting trust; or otherwise; and when used with respect to a person, means the actual or legal ability to control the actions of that person; and when used as a noun means an interest which gives the holder the ability to exercise any of the foregoing powers.

Agreement means the executed Agreement Form to which these General Conditions are attached and all Schedules attached thereto and any other documents incorporated by reference therein.

Agreement Form means the executed form of agreement to which these General Conditions are attached.

Applicable Laws means all laws, regulations, rules, treaties and orders of any Government Agency applicable to a Party, the Agreement or the Products and Services, including, without limitation and unless otherwise excluded herein, any such applicable laws, regulations, rules, treaties and orders relating to (a) safety and health in the workplace, including those relating to mine sites; (b) Hazardous Substances, including those relating to the transportation of Hazardous Substances; (c) antitrust or competition law; (d) Intellectual Property; (a) employment, including those relating to discrimination, equal employment opportunity or affirmative action and (f) the Importer Security Filing and Additional Carrier Requirements (commonly referred to as “ISF” or “10+2”), as published in the United States Federal Register and that can be accessed at http://edocket.access.gpo.gov/2008/pdf/E8-27048.pdf, as such regulations may be amended or supplemented from time to time.

Change Order means a change order approved in accordance with Section 5.2.

Claim means any action, cause of action, suit, proceeding, claim or demand of any kind (including, without limitation, those relating to, arising out of or in connection with any illness, injury or death to any person or damage or loss of or to any property) asserted by or against any Party, End User other member of the Rio Tinto Group or their respective Personnel.

Commencement Date is defined in the Agreement Form.

Commissioning means, in respect of any items of equipment included in the list of Products set out in Schedule C, the assembly and commissioning of such equipment, including confirming the operational availability of each item, inspecting all manual and automatic contacts and interlocks, “no-load” commissioning, “full-load” commissioning, testing to demonstrate performance in accordance with the Specifications and any other actions which are described in the Agreement, or otherwise agreed in writing by the Parties, as being part of Commissioning.

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Confidential Information means any non-public information that the disclosing Party designates as confidential or that, under the circumstances of its disclosure, should reasonably be considered as confidential. Confidential Information includes, without limitation, (a) the terms (but not the existence) of the Agreement; (b) confidential information exchanged between the Parties pursuant to the Agreement or during the Parties’ negotiations in respect of and preceding the execution of the Agreement; (c) the disclosing Party’s Intellectual Property; and (d) any Documentation or other information (in whatever form) of a confidential nature (or which a Party or its Personnel ought reasonably to know to be confidential) which relates to the business, affairs or activities of a Party, an End User or any other member of the Rio Tinto Group, or of a third party which the disclosing Party is obligated to keep confidential.

Consequential Loss means any special, incidental, indirect, consequential, exemplary or punitive damages or losses, loss of profits or revenues, loss of opportunities, loss of goodwill or loss of capital.

Contract IP means all Intellectual Property (present or future) created, discovered or coming into existence specifically as a result of, for the purpose of, or in connection with the provision of the Supply or the Agreement, including all intellectual Property in or to anything developed, authored, invented, conceived, compiled or created by Supplier or any Subcontractor specifically in providing the Supply and any Intellectual Property in or to any Documentation provided to Rio Tinto or a Relevant Company by Supplier, and for the avoidance of doubt, does not include any Supplier IP.

Contract Price means the aggregate amount payable (including Taxes) by a Relevant Company to Supplier for the Supply of Products and Services under each Purchase Order.

Customs Duties mean a government tax on imports or exports of Products and include any applicable customs, import / export duties, fees, tariffs or similar analogous taxes.

Defects Liability Period means the time periods set out in Section 6.5 during which the warranties provided in Section 6.3 shall survive.

Delivery Date means the date or dates specified in the Agreement or a relevant Purchase Order or Statement of Work for the delivery of Products or Services to the Relevant Company at the Delivery Point, and if not so specified, Delivery Date means a reasonable time after Supplier receives the relevant Purchase Order. Unless the Agreement or any Purchase Order or Statement of Work provides otherwise, the Delivery Date for Services shall mean the same date or dates as the Delivery Date for Products.

Delivery Point means the delivery point or points for each Site, as set out in Schedule B.

Documentation includes plans, designs, drawings, calculations, engineering information, data, specifications, sketches, notes, samples, reports, maps, accounts, operating manuals, training materials and any other material specified in the Agreement, and whether embodied in tangible or electronic form.

End User means an entity identified in the Agreement or notified to Supplier by Rio Tinto or a Relevant Company to whom a Relevant Company provides any products and/or services comprising, or derived from, in whole or in part, the Supply.

Facilities means any accommodation, sustenance, transportation, medical or toilet facilities at or near a Site.

Force Majeure means an event or cause which is beyond the control of the Party claiming force majeure, not able to be overcome by the exercise of reasonable care, proper precautions and the consideration of reasonable alternatives with the intention of avoiding the effects of the force majeure by that Party, and which could not have been reasonably foreseen, and includes, subject to satisfying the requirements of the foregoing, acts of war, acts of public enemies, terrorist acts, riots or civil commotions, acts of God and natural catastrophes such as earthquakes, floods, volcanic activity and fires, but specifically does not include extreme or inclement weather which is not unusual at a Relevant Company Site or other place where the Supply is to be made, lack of raw materials or supplies, mechanical breakdown (unless caused by a Force Majeure event), strikes, lockouts, slowdowns or other labour disruption of a Party or its Personnel, or the financial condition of a Party.

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Freight Costs means the costs of loading, shipping, transporting and delivering the Products from Supplier’s manufacturing or distribution location to the relevant Delivery Point.

Government Agency means any national, federal, state, provincial, territorial, regional or local government or governmental department, commission, authority, board, bureau, tribunal, agency or similar entity.

Hazardous Substances means any substance:

(a)	the presence of which requires reporting, investigation, removal and remediation under any Applicable Laws;

(b)	that is defined as a pollutant, contaminant, dangerous substance, toxic substance, hazardous or toxic chemical, hazardous waste or hazardous substance under any Applicable Laws;

(c)	that is toxic, explosive, corrosive, flammable, ignitable, infectious, carcinogenic or otherwise hazardous and is regulated by or forms the basis of liability under any Applicable Laws;

(d)	the presence of which on the Site or adjacent property causes or threatens to cause a nuisance upon the Site or adjacent property or poses or threatens to pose a hazard to health or safety of persons on or about the Site or adjacent property;

(e)	that contains gasoline, diesel fuel or other petroleum hydrocarbons, including crude oil and fractions thereof, natural gas, synthetic gas and any mixtures thereof;

(f)	that contains asbestos and/or asbestos-containing materials;

(g)	that contains PCBs, or PCB-containing materials or fluids; or

(h)	that is waste generated by Supplier, such as equipment/machine oils, fuels, oily debris, shop rags, paints, paint residue, solvents and any containers in which substances described in this Section were or are stored.

HSE Management Plan(s) means the health, safety and environmental management plan to be adopted by Supplier, as described in Section 26.3.

HSE Policies and Standards means each Relevant Company’s written Health, Safety and Environmental policies and standards in force from time to time, as provided to Supplier.

Illegal Information Brokering means the practice by which an individual or entity approaches a contractor, subcontractor, vendor or other supplier, and offers confidential information or illegal or illicit influence in order to obtain business through bribery, fraud, corruption of competitive bidding processes or other dishonest activity.

Indemnified Parties means Rio Tinto, each Relevant Company, each End User, every other member of the Rio Tinto Group, each Joint Venturer and their respective Personnel.

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Indirect Transaction Taxes mean any relevant value added tax (“VAT”), goods and services tax (“GST”), sales, use or consumption or similar tax or impost imposed, levied or assessed by any Government Agency or otherwise payable, but does not include any related penalty, fine or interest thereon.

Indirect Transaction Taxes Invoice means an invoice in a form acceptable by Applicable Laws in the jurisdiction where the Supply takes place which clearly identifies the amount of Indirect Transaction Taxes payable and any applicable registration or collector numbers of the Supplier for purposes of Indirect Transaction Taxes, and which would enable the applicable Relevant Company to claim a credit or reimbursement for Indirect Transaction Taxes payable under the invoice under Applicable Law.

Insurance means the Insurance required to be maintained by Supplier pursuant to Article 32.

Intellectual Property means trademarks, service marks, trade names, copyrights, mask works, moral rights, designs, inventions, patents, patent rights, trade secrets, know how, proprietary information and other intellectual property in any and all countries, unions, and jurisdictions and under any and all laws, regulations, treaties, conventions and agreements. Intellectual Property includes registrations of, and applications to register, copyrights, trademarks and service marks, and further includes patent applications.

Invoice means an invoice issued by Supplier in relation to the Supply and in accordance with Section 12.4.

Joint Venture means, in respect of a Relevant Company, any corporation, company, partnership, limited partnership, limited liability company, unincorporated body or other form of legal entity, on behalf of which the applicable Relevant Company acts as agent for purposes of the Agreement.

Joint Venturers means, in respect of a Joint Venture, the participants in that Joint Venture.

Late Charges means the amounts, if any, specified in Schedule H.

Liabilities means any and all liabilities, regardless of whether such liabilities are based upon contract, warranty, tort, (including negligence of any nature), strict liability or other legal theory, damages, losses, liabilities, obligations, costs and expenses of every kind, including, without limitation, reasonable attorneys’ fees (including legal expenses on a solicitor and client basis), expert witness fees, and other costs and expenses.

Official includes:

(a)	any officer or employee of any Government Agency, or any person acting in an official capacity on behalf of any such Government Agency;

(b)	any officer, employee or official of a political party;

(c)	any candidate for political office; or

(d)	any officer or employee of a public international organization (for example, the United Nations, IMF or World Bank).

Party means any party to the Agreement, being Rio Tinto, the Relevant Companies and Supplier, and their permitted assigns from time to time,

Personal Information means information relating to identifiable individuals and includes all information relating to individuals that is protected by Applicable Laws.

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Personnel means:

(a)	in relation to Supplier, any of the directors, officers, employees, agents, advisors or representatives of Supplier or its Subcontractors involved either directly or indirectly in the performance of the Supply;

(b)	in relation to Rio Tinto, a Relevant Company, an End User, any other member of the Rio Tinto Group or a Joint Venturer, any of their directors, officers, employees, agents or representatives; and

(c)	in relation to a Subcontractor, any of its directors, officers, employees, agents, advisors or representatives involved either directly or indirectly in the performance of the Supply.

Price means the price, subject to applicable adjustments or discounts, for any Product and/or Service as specified in Schedule E.

Products means the products, materials, supplies, equipment and other items identified in Schedule C and which are to be supplied by Supplier under the Agreement.

Purchase Order means an individual purchase order issued by a Relevant Company to Supplier in respect of the supply of Products and/or the performance of Services under the Agreement.

Quadrem means the global eMarketplace for the natural resources industry operated as of the Commencement Date by Quadrem International Ltd.

Relevant Company means a member of the Rio Tinto Group identified in Schedule B, as that Schedule may be modified from time to time in accordance with Section 1.4.

Relevant Company Representative means the individual, and any replacement thereof from time to time, designated by a Relevant Company, in writing, as its representative for purposes of the Agreement, and if no such person is designated by the Relevant Company, the Relevant Company Representative shall be the Chief Financial Officer (or equivalent title) of the Relevant Company.

Rio Tinto means Rio Tinto Services Inc., a Delaware USA corporation.

Rio Tinto Group means the dual listed company structure incorporating Rio Tinto plc and Rio Tinto Limited and including any Affiliate of either of them and any other entitles as the Parties may agree in writing.

Rio Tinto IP means the Intellectual Property of Rio Tinto, a Relevant Company or any member of the Rio Tinto Group (as the case may be) which:

(a)	is in existence as of the Commencement Date; or

(b)	comes into existence after the Commencement Date otherwise than specifically as a result of, for the purpose of, or in connection with the provision of the Supply or performance of the Agreement.

Rio Tinto Limited means Rio Tinto Limited (ABN 96 004 458 404) having its registered office at 33rd Floor, 55 Collins Street, Melbourne, Victoria 3000.

Rio Tinto Party means Rio Tinto or a Relevant Company.

Rio Tinto plc means Rio Tinto plc (Company No. 719885) of 6 St. James’s Square, London SW1Y 4LD, United Kingdom.

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Rio Tinto Representative means the Rio Tinto Representative identified in the Agreement Form, any substitute or replacement therefor appointed in accordance with Section 10.1, and any other person authorized in writing by that representative to perform any of that representative’s powers or duties hereunder.

Rio Tinto’s Personal Information means any Personal Information that Rio Tinto or a Relevant Company transfers to Supplier from time to time in connection with the Agreement.

Security means, at the election of Rio Tinto, either (a) an unconditional irrevocable bank guarantee or standby letter of credit, payable on demand from a bank acceptable to Rio Tinto, in its discretion, and in the form set out in Appendix 1, or such other form as Rio Tinto may reasonably accept, or (b) a performance bond, in such form and with such sureties as Rio Tinto may reasonably accept, for the amounts specified in Section 17.1 and includes any additional or replacement Security provided pursuant to Section 17.2.

Services means the services to be performed by Supplier which are identified in Schedule D and in SOWs, if any.

Site means a Relevant Company’s premises as nominated in a Purchase Order from those premises identified in Schedule B, as that Schedule may be modified from time to time in accordance with Section 1.4.

Specifications means the specifications for the Supply and any modifications to those specifications as mutually agreed to in writing by Rio Tinto and Supplier.

Standards means the following standards, rules, performance requirements and/or guidelines, as amended:

(a)	all Applicable Laws

(b)	all principles, practices and standards of due care, skill and diligence normally practiced by recognized firms in supplying products or performing services of a similar nature;

(c)	the Relevant Companies’ HSE Policies and Standards provided in writing to Supplier; and

(d)	any standards, specifications, quality assurance, performance indicators or other measures set forth in any Schedule hereto.

Statement of Work (“SOW”) means a mutually agreed to document, in the form of Schedule J, executed by authorized representatives of the Supplier and the applicable Rio Tinto Party for the provision of specific Services identified therein to that Rio Tinto Party that complies with the terms and conditions of the Agreement.

Subcontractor means any person or entity performing all or any part of the Supply on behalf of, at the request of, or with the actual or constructive knowledge of Supplier who is not employed by Supplier (including, for the avoidance of doubt, all tiers of persons or entities hired or engaged by Subcontractors to perform all or any part of the Supply).

Supplier means the entity named as Supplier in the Agreement Form.

Supplier Held Inventory means those Products, if any, for each Relevant Company that are specified as “Supplier Held Inventory” in Schedule C, which Products are critical to that Relevant Company’s operations at its Site, are maintained off-site at Supplier’s operations or facilities that are located in close proximity to that Site and are available for delivery to the Site within a mutually agreed period of time after requisition.

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Supplier Held Inventory List has the meaning, if any, given to it in Schedule D.

Supplier IP means the Intellectual Property of Supplier which:

(a)	is in existence as of the Commencement Date; or

(b)	comes into existence after the Commencement Date otherwise than specifically as a result of, for the purpose of, or in connection with the provision of the Supply or the performance of the Agreement.

Supplier Managed Inventory means those Products, if any, for each Relevant Company that are specified as “Supplier Managed Inventory” in Schedule C, which Products are critical to that Relevant Company’s operations at its Site, are maintained on-site by Supplier at facilities designated by the Relevant Company, and are made available for the Relevant Company’s use at any time.

Supplier Representative means the Supplier’s Representative identified in the Agreement Form and any replacement appointed in accordance with Section 10.2.

Supply means the supply of any Products and the performance of any Services by Supplier to a Relevant Company under the Agreement.

Supply Chain means all steps and processes involved in the provision of the Supply by Supplier to the Relevant Companies, commencing with the sourcing of the Products and Services and finishing with the use of the Products and Services by the Relevant Companies, and includes all Commissioning and testing of the Products and Services.

Taxes mean any and all taxes, including, without limitation, Indirect Transaction Taxes, excise, stamp, documentary, customs, import/export, payroll, personal, property, real property, interest equalisation, business, occupation, turnover, income, corporation, capital, profits, gains, gross receipts, or other taxes, lees, withholdings, imposts, levies, duties or other charges of any nature whatsoever or whensoever (other than taxes on the applicable Relevant Company’s net income), together with any penalties, fines or interest thereon or similar additions thereto, imposed, levied or assessed by any Government Agency or otherwise payable, on or in respect of the supply of Products and/or Services hereunder.

Tender means Supplier’s offer or counter-offer in writing to perform the Supply whether described as a “tender” or “proposal” or otherwise.

Term means the term of the Agreement, as set out in the Agreement Form, and includes any renewals agreed in writing between the Parties.

1.2	Interpretation

The following rules apply in the interpretation of the Agreement, unless the context requires otherwise:

(a)	headings are for convenience only and do not affect interpretation;

(b)	the singular includes the plural and vice-versa;

(c)	a gender includes all genders;

(d)	if a word or phrase is defined, its other grammatical forms have a corresponding meaning;

(e)	the meaning of general words is not limited by specific examples introduced by “including” or “for example”;

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(f)	the word “person” includes an individual, corporation, company, trust, partnership, limited partnership, unincorporated body, joint venture, consortium or other entity;

(g)	a reference to a person or a Party includes a reference to that person’s or Party’s executors, administrators, successors, assigns (in the case of a person) and permitted assigns (in the case of a Party);

(h)	a reference in any Schedule to an Article or Section is a reference to an article or section in that Schedule;

(i)	a reference to a Schedule is a reference to a schedule to the Agreement;

(j)	a reference to an Act, statute or legislation, or to a provision of an Act, statute or legislation, includes any modification, reenactment or substitution for it and regulations, rules or orders promulgated or issued thereunder;

(k)	a reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing;

(l)	a reference to a third party is a reference to a person who is not a Party or member of the Rio Tinto Group;

(m)	where it is provided that Supplier will perform any act or provide anything at its cost, this means Supplier will not be entitled to any additional compensation from Rio Tinto or a Relevant Company for such act or thing and the cost will be deemed to be included in the Price;

(n)	where a period of time is specified for the performance of any act and dates from a given day or the day of an act or event, the period shall be exclusive of that day; and

(o)	no principle or presumption of contract construction or interpretation shall be utilized to construe the whole or any part of the Agreement on the basis that it was prepared by Rio Tinto.

1.3	Parties to Agreement

The Agreement is entered into by Rio Tinto, on its own behalf and on behalf of the Relevant Companies as the agent of the Relevant Companies, subject to the terms and conditions set forth herein. The Parties acknowledge and agree that:

(a)	Rio Tinto will have no obligation to perform on behalf of the Relevant Companies or End Users under the Agreement or any Purchase Order;

(b)	a Relevant Company will have no obligation to perform on behalf of Rio Tinto or any other Relevant Company under the Agreement or any Purchase Order issued by another Relevant Company;

(c)	the rights and obligations of Rio Tinto and each of the Relevant Companies hereunder will in each case be several and will not be, nor be construed to be, either joint or joint and several, provided, however, that Rio Tinto may exercise the rights and remedies in and under the Agreement for and on behalf of each Relevant Company;

(d)	a default or breach by Rio Tinto will not be construed as a default or breach by a Relevant Company under the Agreement; and

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(e)	a default or breach by a Relevant Company will not be construed as a default or breach by Rio Tinto or another Relevant Company under the Agreement or any other Purchase Order Issued by another Relevant Company.

1.4	Addition and Removal of Relevant Company and Site

Rio Tinto may, from time to time, by notice in writing to Supplier:

(a)	designate additional present or future Rio Tinto Group members to be Relevant Companies;

(b)	remove Rio Tinto Group members as Relevant Companies;

(c)	designate additional premises to be Sites; and

(d)	remove premises as Sites.

1.5	Joint Venture

If the Agreement specifies that a member of the Rio Tinto Group is designated as a Relevant Company for and on behalf of Joint Venturers under a Joint Venture, then unless otherwise specified in Schedule B to the contrary, the following paragraphs apply:

(a)	the Relevant Company is a Party to the Agreement as agent severally for each of the Joint Venturers in their respective percentage interests in the Joint Venture;

(b)	the Parties acknowledge and agree that:

(i)	the obligations and liabilities of the Joint Venturers to Supplier are several only (and will not be, nor be construed to be, either joint or joint and several), in accordance with each Joint Venturer’s respective percentage interest in the Joint Venture, which may change from time to time;

(ii)	the rights and remedies in and under the Agreement may be exercised by the Relevant Company for and on behalf of the Joint Venturers;

(iii)	the benefit of the respective duties and obligations of Supplier under the Agreement are deemed to enure to each of the Joint Venturers, and the Relevant Company is severally authorized to enforce those duties and obligations on the Joint Venturers’ behalf;

(iv)	all notices to be given or made pursuant to the Agreement relating to the Joint Venture may be given or made (as the case requires) by the Relevant Company on behalf of the Joint Venturers or any one or more of them;

(v)	in dealing with the Joint Venturers, for all purposes under or in connection with the Agreement (including, for the avoidance of doubt, any Purchase Order), Supplier shall deal only with the Relevant Company; and

(vi)	the Relevant Company will not be liable for the failure of the Joint Venturers (or any one or more of them) to perform its or their obligations under the Agreement.

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2.	EVIDENCE OF AGREEMENT AND PRECEDENCE OF DOCUMENTS

2.1	Precedence Of Agreement Documents

If there is any conflict, inconsistency or ambiguity among the documents constituting the Agreement, unless otherwise provided the documents will rank in order of precedence as follows:

(a)	Agreement Form;

(b)	the description of the Services, the Prices/rates, any time-frames or deadlines for completion of all or pad of specified Services, and types and amounts of Insurance that are in addition to and/or more than required by Article 32 (if any) in an applicable Statement of Work;

(c)	Schedule H (Special Conditions) (if any);

(d)	Schedule G (Site Specific Terms);

(e)	Schedule A (these General Conditions including the Appendices hereto);

(f)	matters in an applicable Statement of Work, other than the description of the Services, the Prices/rates, any time-frames or deadlines for completion of all or part of specified Services, and types and amounts of insurance that are in addition to and/or more than required by Article 32 (if any);

(g)	Schedule C (Products);

(h)	Schedule D (Services);

(i)	Schedule E (Prices);

(j)	Schedule F (Supply Timetable);

(k)	Schedule B (Relevant Companies and Sites); and

(l)	any other Schedules,

If there is any conflict, inconsistency or ambiguity between a Purchase Order and the Agreement, the Agreement will prevail to the extent of that conflict, inconsistency or ambiguity.

2.2	Entire Agreement

(a)	The Agreement, together with the Purchase Orders issued hereunder, and Statements of Work, if any, contains the entire agreement between Rio Tinto, each Relevant Company and Supplier with respect to the subject matter hereof and supersedes all prior communications and negotiations between Rio Tinto, any Relevant Company and Supplier in this regard, including any request for proposal or Tender.

(b)	Without limiting the foregoing, the Tender (if any) does not, except to the extent that it or any part of it is referenced or reproduced in the Agreement itself, form part of the Agreement unless Rio Tinto expressly so agrees in writing.

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(c)	If during the Term Supplier provides, refers to, submits or otherwise uses terms and conditions that are in addition to or inconsistent with the terms of the Agreement (including as part of the submission of an Invoice, quotation, acceptance or acknowledgement of a Purchase Order or other instrument), such terms and conditions will not form part of, or be incorporated into, the Agreement and the terms and conditions of the Agreement will prevail, unless authorized representatives of Supplier and the applicable Relevant Company ordering the Supply expressly agree in writing. Without limiting the foregoing, where the Products or other items supplied under the Agreement are accompanied by Supplier’s documentation, acceptance of the Products (or other items) or documentation by Rio Tinto or a Relevant Company is limited to an acknowledgement of receipt or delivery of the Products or other items so supplied and not of Supplier’s documentation.

(d)	If during the Term a Relevant Company issues a Purchase Order for all or any part of the Supply which attaches, includes or refers to standard terms and conditions other than those incorporated in the Agreement, those terms and conditions will not form part of, or be incorporated into, that Purchase Order or the Agreement and the terms and conditions of the Agreement will prevail, unless authorized representatives of Supplier and the applicable Relevant Company ordering the Supply expressly agree in writing.

2.3	Amendment to be in Writing

No amendment, variation or modification of the Agreement is valid or binding on a Party unless made in writing, expressly referencing the Agreement, and signed by Supplier and Rio Tinto.

3.	SUPPLIER’S INVESTIGATIONS

3.1	Investigations regarding Agreement

Supplier acknowledges that, prior to the submission of its Tender or, where no Tender is submitted, prior to accepting Rio Tinto’s offer in relation to the provision of the Supply:

(a)	the Rio Tinto Parties provided Supplier with every opportunity for inspecting and testing the Sites and gave it every assistance in relation to the investigation of all local and other conditions affecting the performance of the Agreement and the provision of the Supply, including in relation to meteorological, geological, labour, accommodation, fuel, power, water, telecommunications and transport conditions; and

(b)	Supplier is deemed to have:

(i)	inspected and tested the Site;

(ii)	(without limiting Section 3.2) carefully and fully examined all documents which have been provided by Rio Tinto and each Relevant Company as part of any tender process; and

(iii)	to have fully informed itself in relation to each of the matters referred to in this Section 3.1.

3.2	No Representation by Rio Tinto Parties

The Rio Tinto Parties have endeavoured and will continue to endeavour (without being obliged to do so) to ensure the accuracy of any information provided to, or obtained by, Supplier or its Personnel through a conducted Site visit, a pre-bid conference or otherwise obtained by Supplier or its Personnel from any Rio Tinto Party. However, the Rio Tinto Parties do not warrant or guarantee the accuracy or sufficiency of such information and disclaim all responsibility for it. The Parties acknowledge that any information so provided is for the convenience of Supplier only and does not form part of the Agreement unless it forms part of any Specification or is otherwise expressly agreed by the Parties in writing, and that any Tender submitted by Supplier and its subsequent execution and performance of the Agreement is deemed to have been based on Supplier’s own investigations and determinations.

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3.3	Supplier Satisfied with Accuracy

Supplier agrees that it has satisfied itself as to the accuracy and sufficiency of any information given to it at any time prior to the execution of the Agreement and accepts full responsibility for any use by it of such information including, without limitation, responsibility for any conclusions drawn by it from such information.

3.4	No Relief

Failure by Supplier to do all or any of the things it is deemed to have done under this Article 3 will not relieve Supplier from any of its obligations under the Agreement.

3.5	Rio Tinto Parties Not Liable

The Rio Tinto Parties are not liable for any Claims or Liabilities suffered or incurred by Supplier as a result of its reliance in any way upon any information given to it by a Rio Tinto Party, unless contained in the Agreement or a Purchase Order.

4.	SUPPLY ARRANGEMENTS

4.1	Performance of Supply

Supplier agrees to perform each Supply in accordance with the terms of the Agreement and the relevant Purchase Order and in consideration of the payment of the applicable Price by the Relevant Company.

4.2	Purchase Orders

A Relevant Company may order a Supply by completing and forwarding a Purchase Order to Supplier. Each Purchase Order shall:

(a)	contain the following information, plus any other applicable terms;

(i)	the name of the Relevant Company ordering the Supply;

(ii)	the Products and/or Services ordered;

(iii)	the Delivery Points(s);

(iv)	the Prices; and

(v)	whether the Relevant Company is acquiring the Products for Prices that are inclusive or exclusive of Freight Costs.

(b)	be deemed to incorporate and be governed by all terms and conditions of the Agreement, subject to Section 2.2(d); and

(c)	be deemed accepted by Supplier upon the first of the following to occur:

(i)	Supplier making, signing or delivering to the Relevant Company issuing the Purchase Order any letter, term or of her writing or instrument acknowledging acceptance;

(ii)	any performance by Supplier thereunder; or

(iii)	the passage of five (5) days after Supplier’s receipt of the Purchase Order without written notice to the Relevant Company that the Supplier does not accept; provided, however, Supplier may not refuse to accept any Purchase Order that compiles with the terms and conditions of the Agreement.

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Each Relevant Company reserves the right to revoke or withdraw a Purchase Order issued by that Relevant Company, in whole or in part, prior to Supplier’s acceptance.

4.3	Supply

Without limiting Section 4.1, upon acceptance of a Purchase Order pursuant to Section 4.2(c), Supplier agrees to deliver the Products and perform the Services ordered in accordance with the terms and conditions of the Agreement.

4.4	Services Specified in Schedule D

(a)	The Supplier agrees to provide, supply and perform the Services specified in Schedule D on and subject to the terms and conditions contained in Schedule D and this Agreement.

(b)	The Prices for the Products are inclusive of the supply of the Services specified in Schedule D. In no event shall the Supplier separately charge the Rio Tinto Parties for performance of the Services specified in Schedule D.

4.5	Service Performed under Statements of Work

(a)	All Services other than those specified in Schedule D will be performed and paid for only under mutually agreed to Statements of Work executed by a Rio Tinto Party and the Supplier for the provision or performance of specified Services to or for that Rio Tinto Party.

(b)	Except for the Services specified in Schedule D, the Supplier shall not perform any Services under the Agreement generally (i.e. without a specific Statement of Work covering the relevant Services), and such any Services performed without a specific Statement of Work will not be compensable hereunder.

(c)	The applicable Rio Tinto Party may complete and forward a Purchase Order to the Supplier in respect of specified Services set out in a Statement of Work.

(d)	By executing the Statement of Work, the Supplier and the Rio Tinto Party agree to be bound by the terms and conditions of the SOW and this Agreement.

(e)	Each SOW shall reference the Agreement, the applicable Rio Tinto Party and the Supplier and shall be governed by the Agreement. There may be more than one SOW for a Rio Tinto Party under the Agreement, each SOW shall be in the form of Schedule J, and shall be effective when executed by authorized representatives of the Supplier and the Rio Tinto Party. The terms and conditions of the Agreement shall apply to all SOWs.

(f)	If and only to the extent that a Statement of Work provides for the Rio Tinto Party to reimburse the Supplier for any necessary, reasonable, and actual out-of-pocket expenses in connection with the Services, then such expenses shall be reimbursed by the Rio Tinto Party at the Supplier’s actual cost, with no mark-up, surcharge or other add-on, provided that: (i) all such expenses are in accordance with the Rio Tinto Party’s then-current expense reimbursement policy or the Rio Tinto Party otherwise gives its prior written consent; and (ii) when submitting its invoice for the Services, the Supplier shall provide to Rio Tinto Party an itemized list of all reimbursable expenses and copies of the paid receipts therefore.

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4.6	Time of the Essence

Time is of the essence in the performance of Supplier’s obligations under the Agreement, each SOW and each Purchase Order.

5.	CHANGE ORDERS

5.1	Change Proposals

Either Rio Tinto or Supplier may request changes in any aspect of a Supply, including, without limitation:

(a)	the Delivery Date;

(b)	the Specifications;

(c)	packaging or shipment methods;

(d)	inspection or testing methods or practices; the items or quantity of Products ordered;

(e)	the Delivery Points; and

(f)	the Prices.

If either Rio Tinto or Supplier initiates a change proposal, it will do so by preparing and submitting to the other Party a completed, proposed change order, in a form approved in writing by Rio Tinto, for the other Party’s written approval and execution, setting forth in detail the requested changes to the Supply and expressly stating: “THIS CONSTITUTES A CHANGE ORDER TO THE UMBRELLA SUPPLY AGREEMENT”.

5.2	Change Orders

Upon the authorized Representatives of Rio Tinto and Supplier executing the proposed change order request, such change order request shall constitute a “Change Order” and the Parties shall undertake the changes in the Supply described therein. The issuance of information, advice, approvals, or instructions by any Party’s Personnel, not reflected in a written, executed Change Order, shall not constitute a change to the Agreement or a Purchase Order. Following approval of and agreement to a Change Order by both Rio Tinto and Supplier, Supplier shall identify the Change Order number on all invoices for payment issued pursuant to such Change Order. Nothing contained in this Article 5 shall obligate either Rio Tinto or Supplier to execute or accept a proposed change order or excuse any Party from performing its obligations in accordance with the Agreement.

6.	SUPPLIER’S REPRESENTATIONS AND WARRANTIES

6.1	Authority, Qualifications, Organization, Compliance with Applicable Laws etc.

Supplier represents and warrants to Rio Tinto and each Relevant Company that, as of the Commencement Date:

(a)	it has the corporate power and authority, and has obtained all necessary corporate approvals, to enter into and to perform all of its obligations under the Agreement;

(b)	it is qualified and has the necessary experience, skill and resources to perform the Supply in accordance with the terms of the Agreement;

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(c)	it is properly licensed, equipped, organized and financed to perform all its obligations under the Agreement and that there are no contracts or other agreements in existence that would affect Supplier’s ability to perform its obligations under the Agreement in a timely and satisfactory manner;

(d)	the Agreement has been validly executed and delivered by Supplier and constitutes a legal, valid and binding obligation of Supplier enforceable in accordance with its terms;

(e)	except for non-compliance with Applicable Laws that cannot not reasonably be expected to have a material adverse effect on Supplier’s performance under the Agreement, Supplier and the conduct of its business are in compliance with all Applicable Laws, including those relating to safety and health in the workplace and Supplier has not received any notice to the effect that, or otherwise been advised that, it is not in compliance with any Applicable Laws, and has no reason to anticipate that any existing circumstances are likely to result in violations of the foregoing;

(f)	the execution and delivery of the Agreement and the performance of the Supply do not and will not result in the breach of:

(i)	the terms of, or constitute a default under, any contract, agreement or undertaking (whether verbal or written) or any instrument to which Supplier may be affected or bound; or

(ii)	any order, writ, rule, regulation, injunction or decree of any court or Government Agency or any Applicable Laws by which Supplier may be bound, and

(g)	all information and materials forming part of the Tender (if any) are true and correct in every respect and are not misleading or deceptive and Supplier has not withheld from Rio Tinto or any Relevant Company any information concerning Supplier, its experience or expertise which might reasonably be expected to be material to the Relevant Company in determining whether or not to engage Supplier to perform the Supply or the Price at which or the terms on which Rio Tinto or any Relevant Company would be prepared to engage Supplier to perform the Supply.

6.2	Title and Applicable Laws

Supplier represents and warrants to Rio Tinto and each Relevant Company that:

(a)	Supplier has, or at the time of delivery to the Relevant Company will have, good and marketable title to the Products to be supplied hereunder and is or will be the legal and beneficial owner of such Products with the right to transfer title thereto to the Relevant Company;

(b)	all Products will be sold and delivered to the Relevant Company free and clear of any liens, claims, charges, hypothecs, security interests or other encumbrances of any kind whatsoever; and

(c)	all of the Supply will be provided in an efficient manner in accordance with all Applicable Laws.

6.3	Defects in Products and Services

Supplier represents and warrants to Rio Tinto and each Relevant Company that:

(a)	all Products will:

(i)	be free from defects in design, materials and workmanship;

(ii)	conform in all respects to the relevant Specifications and Standards; and

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(iii)	be of merchantable quality and fit for their intended purpose; and

(b)	in relation to the performance of Services:

(i)	Supplier and its Personnel will exercise the standards of diligence, skill and care normally exercised by similarly qualified and competent persons in the performance of comparable work;

(ii)	any equipment used on -Site by Supplier will be in safe working condition, will comply with all Applicable Laws and will be operated by suitably qualified and competent Personnel, to the satisfaction of the Relevant Company; and

(iii)	the Services will be free from any errors, omissions or other defects.

6.4	Third Party Warranties

Supplier will make available to the Relevant Companies (by assignment or otherwise) all manufacturer’s warranties provided with respect to the Products. Supplier also will obtain from all Subcontractors, vendors or other persons providing goods or performing work the same warranties required of Supplier hereunder in providing the Products or performing the Services. Such warranties will be assignable to the Relevant Companies without affecting their validity. Unless otherwise provided in the Agreement or agreed to by the Relevant Company, warranties given by any Subcontractor or any other third party will not diminish or affect the warranties given by Supplier hereunder. If Supplier is unable to obtain for the Relevant Company the full benefit of a third party warranty, the Relevant Company will have the right to enforce the warranty and in case of a warranty that has not been assigned to the Relevant Company, the Relevant Company will have the right to subrogate to all Supplier’s rights with respect thereto. Supplier will not take any action that will void or impair any third party warranty unless authorized by the Relevant Company. If a warranty is assigned to a Relevant Company, the Relevant Company will be entitled to all proceeds arising from a breath of the warranty, except any costs incurred by Supplier itself to repair, replace or re-perform.

6.5	Defects Liability Period

Subject to any extended warranty period provided for elsewhere in the Agreement, the warranties in Section 6.3 shall survive for the following periods (each a “Defects Liability Period”):

(a)	in the case of the Products warranty set out in Section 6.3(a), eighteen (18) months from the date title to the Products passes to the Relevant Company as set out in Section 11.2 and;

(b)	in the case of the Services warranty set out in Section 6.3(b), eighteen (18) months from the later of (i) the date the performance of the Service is completed, or (ii) the date that the applicable Relevant Company first utilizes the Services.

The warranties in Section 6.3 shall continue with respect to any corrected defects in the Products or Services for an additional period of twelve (12) months from the date such defects are corrected.

7.	NOTICE AND RECTIFICATION OF DEFECTS

7.1	Notice

Rio Tinto or the applicable Relevant Company shall notify Supplier of any claim with respect to any breach of the warranties set out in Section 6.3 within thirty (30) days after the defect arises and is discovered by a Rio Tinto Party, and in any event no later than thirty (30) days after the expiration of the applicable Defects Liability Period.

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7.2	Rectification of Defects

Without limiting any other remedy available to Rio Tinto or the Relevant Company pursuant to the Agreement (including, without limitation, Articles 13 and 15 hereof) or otherwise, upon receipt of the notice described in Section 7.1, at the election of and at no cost to Rio Tinto or the Relevant Company (including any relevant transportation and labour costs), Supplier shall prior to the expiration of the time specified in the notice:

(a)	redesign, repair or replace (including, if applicable, reinstall) any non-compliant Products; and/or

(b)	re-perform or otherwise correct any non-compliant Services.

If Supplier fails to make the necessary redesign, repair, replacement, re-performance or correction within the period specified, Rio Tinto or the Relevant Company may perform or cause to be performed such redesign, repair, replacement, re-performance or correction at Supplier’s risk and cost and any costs and expenses incurred by Rio Tinto or the Relevant Company shall be recoverable from Supplier as a debt due and payable.

8.	EXISTING SUPPLY ARRANGEMENTS

8.1	Existing Supply Arrangements Superseded

All existing supply arrangements between Supplier and Rio Tinto or any of the Relevant Companies with respect to the subject matter of the Agreement are superseded by the Agreement, with such previous arrangements being terminated, without any further action of the parties thereto, with effect on the day prior to the Commencement Date. Notwithstanding the foregoing, where Rio Tinto and Supplier have expressly agreed in writing that an existing supply arrangement is to continue on its terms after the Commencement Date, such arrangement will continue after the Commencement Date.

8.2	No Prejudice to Accrued Rights

Termination of any existing supply arrangements in accordance with Section 8.1 will be without prejudice to any rights of any Party to any such supply arrangements against any other Party which rights accrued prior to the time of termination or which rights otherwise relate to or may arise at any future time from any breath or non-observance of obligations under any such arrangements which arose prior to the time of termination.

9.	TERM

The Agreement will commence on the Commencement Date and will remain in force until the expiration of the Term unless terminated earlier in accordance with the Agreement. Rio Tinto and Supplier may by written agreement extend the Term for any additional, mutually agreed periods of time.

10.	REPRESENTATIVES

10.1	Rio Tinto Representative

The Rio Tinto Representative shall liaise with the Supplier Representative regarding the Supply and review Suppliers performance under the Agreement. The Rio Tinto Representative shall have full power to give directions and notices to Supplier for and on behalf of each of the Rio Tinto Parties. Directions or notices given to Supplier by any person other than the Rio Tinto Representative or the Relevant Company Representative (for the applicable Relevant Company only) will not bind any Rio Tinto Party unless ratified in writing by the Rio Tinto Representative. Rio Tinto may at any time upon written notice to Supplier replace the Rio Tinto Representative with another individual.

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10.2	Supplier Representative

The Supplier Representative shall be responsible for liaising with the Rio Tinto Representative and the Relevant Company Representatives in relation to any of the matters referred to in Section 10.1, and shall have full power to legally bind Supplier in respect of all matters arising out of the Agreement. Any direction or notice which the Rio Tinto Representative or the Relevant Company Representatives give to the Supplier Representative is deemed to have been given to Supplier and Supplier shall comply with that direction accordingly. Any communication given, or document signed, by the Supplier Representative is deemed to have been given or signed by Supplier and shall bind Supplier. Matters within the knowledge of a Supplier Representative are deemed to be within the knowledge of Supplier. Rio Tinto may at any time upon written notice to Supplier require that Supplier replace the Supplier Representative with another individual acceptable to Rio Tinto, acting reasonably. Supplier may at any time, with the prior written consent of Rio Tinto (which shall not be unreasonably withheld), replace the Supplier Representative with another Individual.

11.	DELIVERY, TITLE AND RISK

11.1	Delivery of Products

Supplier shall deliver the Products to each Relevant Company at the applicable Delivery Point, in the quantities requested and in accordance with the Delivery Date(s), all as set out in each Purchase Order.

11.2	Title and Risk

(a)	Title to, and risk of loss of or damage to, each Product (other than an item of Supplier Managed Inventory) will pass to the Relevant Company upon:

(i)	delivery of the Product to the Relevant Company at the Delivery Point; and

(ii)	if Article 24 and/or Article 25 are applicable, the Product being inspected, tested and/or Commissioned and accepted by the Relevant Company.

(b)	In respect of an item of Supplier Managed Inventory:

(i)	risk of loss of or damage to each such Product will pass to the Relevant Company upon delivery of the Product to the relevant Site or other facility designated by the Relevant Company; and

(ii)	title to each such Product will pass to the Relevant Company upon the first actual use of the Product by the Relevant Company.

12.	PRICES AND PAYMENT TERMS

12.1	General

Supplier shall supply the Products and Services for the Prices. The Prices shall remain fixed for the Term; provided, however, that if the Prices are subject to a discount and/or a price adjustment mechanism specified in Schedule E, then the term “Prices” shall mean the discounted or adjusted Prices as contemplated by such discount or price adjustment mechanism. The Prices are inclusive of the supply of the Services, unless expressly provided otherwise in Schedule D.

12.2	Freight Costs

(a)	Subject to the terms of this Section 12.2, Supplier shall supply the Products for the Prices specified in Schedule E that are either inclusive or exclusive of Freight Costs.

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(b)	Unless a Relevant Company specifies otherwise in an applicable Purchase Order in accordance with Section 12.2(c), the Prices for all Products shall be those specified in Exhibit E that are inclusive of Freight Costs.

(c)	A Relevant Company may at any time, at its discretion, elect to acquire specified Products for the Prices specified in Exhibit E that are exclusive of Freight Costs by specifying in the relevant Purchase Order that the Prices are exclusive of Freight Costs.

(d)	If a Relevant Company has made an election under Section 12.2(c), it may at any time, at its discretion, subsequently elect to acquire those Products for the Prices specified in Exhibit E that are inclusive of Freight Costs by specifying in the relevant Purchase Order that the Prices are inclusive of Freight Costs.

12.3	Taxes

(a)	Taxes Generally. The Prices and all other amounts payable under the Agreement are inclusive of all Taxes, except for any eligible Indirect Transaction Taxes.

(b)	Indirect Transaction Taxes.

(i)	The Prices and all other amounts payable under the Agreement are exclusive of any Indirect Transaction Taxes.

(ii)	Subject to Sections 12.3(b)(iii) and 12.3(b)(iv), if Indirect Transaction Taxes are payable under the Agreement, and if the Supplier is required by Applicable Laws to collect and remit Indirect Transaction Taxes to the appropriate Government Agency, the applicable Relevant Company shall pay to the Supplier applicable Indirect Transaction Taxes at the percentage rate required by Applicable Laws in the jurisdiction where the Supply takes place.

(iii)	if, in respect of a Tax audit or a levied Tax assessment, the appropriate Government Agency seeks payment of Indirect Transaction Taxes from the Supplier for which the Supplier seeks reimbursement from the applicable Relevant Company, then, unless the Supplier notifies the Relevant Company in writing of the Indirect Transaction Taxes payable at least 30 days prior to the expiration date of the right to appeal the imposition thereof, any reimbursement by the Relevant Company will be at its sole discretion.

(iv)	if a Relevant Company deems that any Indirect Transaction Taxes paid to the Supplier under Section 12.3(b)(11) have been inappropriately levied or that an exemption applies, the applicable Relevant Company may, by written notice to the Supplier, require the Supplier to contest such Indirect Transaction Taxes at such Relevant Company’s sole expense and subject to its direction and control.

(v)	The Supplier shall ensure that each invoice it presents to each Relevant Company in respect of any Indirect Transaction Taxes is a valid Indirect Transaction Taxes Invoice required by Applicable Laws in the jurisdiction where the supply takes place. If the Supplier tails to provide the applicable Relevant Company with a valid Indirect Transaction Taxes Invoice within the time period required by Applicable Laws in the Jurisdiction where the Supply takes place, the Relevant Company may withhold payment of Indirect Transaction Taxes until such time as a valid Indirect Transaction Taxes Invoice is received.

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(vi)	The Supplier shall do all things necessary to ensure that the applicable Relevant Company remains eligible for any exemption, credit, set-off, deduction or similar amount to which the Relevant Company is entitled as a purchaser or recipient of any Supply under Applicable Laws, whether the Indirect Transaction Taxes are paid by the Supplier or directly by the Relevant Company. If an exemption to payment of Indirect Transaction Taxes applies, the Relevant Company shall provide the Supplier with a valid tax exemption certificate or equivalent documentation required by Applicable Laws in the Jurisdiction where the Supply takes place.

(vii)	Each Party will take all reasonable steps to cooperate with and provide all necessary assistance to the other Party to ensure so far as possible that the Indirect Transaction Taxes treatment is accepted by the relevant Government Agency, including the provision of invoices, proof of payment, proof of source and/or origination and other documentation for this purpose.

(c)	Withholding Taxes. Where the Supplier is a foreign corporation or company or a non-resident alien individual, unless the Supplier provides the applicable Relevant Company with valid documentation (received prior to payment for Services) showing that an exemption applies in the jurisdiction where the Services are performed, the Relevant Company may withhold payment of the amount of any Taxes required to satisfy any withholding obligations required by Applicable Laws on account of the Supplier’s operations pursuant to the Agreement. In such event, the Relevant Company shall use commercially reasonable efforts to furnish the Supplier all receipts, proof of payment and other relevant documentation for all withholding Taxes so paid.

(d)	Customs Duties.

(i)	Where a Relevant Company elects to acquire Products that are inclusive of Freight Costs, the Supplier will: (1) be responsible for, and remit payment of all Customs Duties assessed by or payable to any Government Agency as well as any other foreign shipping charges; and (2) where applicable, ensure that the Products may be imported free of Customs Duties through the use of applicable bilateral free trade agreements (or the equivalent).

(ii)	Regardless of the shipping or freight terms used, the Supplier will, at the applicable Relevant Company’s request, provide the Relevant Company with all information and documentation necessary for the Relevant Company to comply with Applicable Laws in relation to applications or certifications for Customs Duties concessions or bilateral free trade agreements (or the equivalent), in each case in form and substance satisfactory to the Relevant Company. Where the Relevant Company succeeds in such applications, the Supplier will obtain Custom Duties refunds and pass on any Customs Duties savings to the applicable Relevant Company.

12.4	Importation and Exportation of the Products

In supplying the Products, Supplier will:

(a)	comply with Applicable Laws governing international transactions and follow all relevant international trade control regulations, including, without limitation, licensing, shipping, documentation, reposing and record retention requirements; and

(b)	not engage in restrictive trade practices, boycotts or diversion prohibited or penalized under Applicable Law.

12.5	Invoicing

Unless otherwise provided in Schedule E, Supplier will invoice each Relevant Company for supplied Products and/or Services within thirty (30) days after delivery of the Products or completion of the Services, as applicable. Unless directed otherwise by the Relevant Company’s accounts payable department, each Invoice shall include, at a minimum:

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(a)	the Relevant Company’s Purchase Order number;

(b)	the Prices for the Products and/or Services covered by the Invoice;

(c)	an itemization of the Products and/or Services covered by the Invoice (including with respect to the Products, the Price for each Product included in the Invoice, and with respect to Services, the Price for all labour charges, showing the time spent, the Service performed and the rates charged, including any applicable standby rates, by each of Supplier’s Personnel and any associated materials or work product);

(d)	the Freight Costs, if any, included in the Price;

(e)	the Indirect Transaction Taxes, if any, applicable to each item in the Invoice for which Supplier seeks payment by the Relevant Company pursuant to Section 12.3(b); and

(f)	an itemization of any reimbursable expenses included in the Price, accompanied by supporting receipts.

Each Invoice shall be submitted to the address for the Relevant Company set forth in Schedule B or as indicated in the appropriate Purchase Order.

12.6	Applicable Currency

Unless otherwise indicated in Schedule E, all Invoices, Prices and payments will be stated and made in U.S. dollars. If a Relevant Company indicates in Schedule E that Canadian currency is to be used, it may subsequently require by a Purchase Order or otherwise invoicing and payment to be made in a currency other than Canadian currency; provided, however, that in such event, such Invoices shall include the Canadian dollar equivalent of the Prices and applicable Taxes as of the date of the Purchase Order.

12.7	Payment

Each Relevant Company will make payment of all undisputed amounts due to Supplier within sixty (60) days from receipt of the relevant Invoice by the Relevant Company Representative; provided, however, that if an Invoice for Products is received by the Relevant Company Representative before delivery of the Products, the 60-day time period for payment of the Invoice will not commence until the date the Products are actually delivered to the Relevant Company. If any amount claimed by Supplier in any Invoice is disputed by Rio Tinto and/or the Relevant Company, the Parties will resolve such dispute in accordance with Article 37. Payment of an Invoice is not evidence or an admission that the Products and/or Services conform to the terms and conditions of the Agreement.

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12.8	Liens

Supplier shall make prompt and timely payment of any debts or liabilities incurred by Supplier in connection with or arising out of the Agreement. Supplier will not cause or permit any mechanic’s liens, materialmen’s liens, legal hypothecs, state, provincial, local, or federal statutory bond claims, labour and material payment bond claims or other private bond claims, agreement claims or other liens or Claims for work, labour or services ordered directly or indirectly by Supplier or any of Supplier’s Personnel or Subcontractors pursuant to the Agreement or any Purchase Order, to attach to any property or assets that Rio Tinto or the Relevant Companies own, lease, license or otherwise have an interest in. Supplier shall, at its sole cost, obtain the prompt release of any such liens or Claims attached to or affixed against Rio Tinto or the Relevant Companies or its or their property or assets. The final payment owed to Supplier by any Relevant Company under the terms of the Agreement shall be contingent on full release of any such outstanding liens or Claims. Supplier for itself and its Personnel, and for its and their Subcontractors, materialmen and employees and for all other persons performing any labour or furnishing any materials or labour in connection with the Agreement or any Purchase Order, hereby waives to the full extent permitted by Applicable Laws all such liens or Claims for or on account of the Services performed or Products or other materials furnished hereunder, so that improvements or structures wherein the same may be incorporated and the land to which they are appurtenant shall at all times be free and clear of all such liens or Claims. At the written request of Rio Tinto and/or the Relevant Companies, Supplier shall provide the Relevant Companies with satisfactory waivers of such liens or Claims by Supplier, its Subcontractors and its/their respective Personnel. Without waiving any other remedy available to Rio Tinto or the Relevant Companies, if Supplier fails or refuses to make prompt and timely payment of any debts or liabilities incurred by Supplier in connection with the Agreement or to obtain prompt and timely release of any liens or Claims under this Section 12.8, Rio Tinto or the Relevant Company shall have the right to pay or discharge such debt or liabilities, to take such steps and incur such costs as required to remove any lien or Claim, and to deduct the amount of such payment and costs from any payment, compensation or sum due or to become due under the Agreement or any Purchase Order to which the Relevant Company is a party.

12.9	Withholding and Set-Off

Without waiving or limiting any other right or remedy available to the Rio Tinto Parties, a Relevant Company shall have the right to:

(a)	withhold any amounts due to Supplier as security for payment of disputes between Supplier and any Subcontractor or materialmen for unpaid work or materials and to pay such amounts out to satisfy any liens or other Claims made against Rio Tinto or a Relevant Company; and

(b)	withhold any amounts due to Supplier as security for payment of any loss or damage which results from any breach by Supplier, or any act or omission of Supplier, in the performance of the Agreement or any Purchase Order and set off such amounts in payment of such loss or damage in the event Supplier does not pay the same.

12.10	More Favorable Price or Term

Supplier warrants that the Prices charged for the Products and/or Services hereunder are not in excess of the lowest prices charged by Supplier to other similarly situated customers for similar Products and/or Services and in similar quantities, as applicable. If, during the Term, Supplier or any Affiliate thereof provides Products and/or Services to any other similarly situated customer in similar quantities at a price or on terms which, in Rio Tinto’s reasonable opinion, is or are more favourable to such third party than the Price or terms under the Agreement, then, in Rio Tinto’s sole discretion, Supplier shall execute and deliver to Rio Tinto all amendments necessary to the Agreement, as reasonably determined by Rio Tinto, so as to match the relevant more favourable price or terms. Such amendments will have effect on and from the date the more favourable price or terms first applied to such other party and Supplier will make all necessary reimbursements and adjustments in favour of the Relevant Companies as are required to give effect to those amendments. Supplier will notify Rio Tinto immediately after Supplier becomes aware of a more favourable price or terms. Within fifteen (15) days after any such notice, Rio Tinto will notify Supplier as to whether Rio Tinto will accept such price or terms, and if Rio Tinto does so accept, then the Parties will promptly amend the Agreement accordingly. At Rio Tinto’s written request, Supplier shall allow an independent auditor appointed by Rio Tinto to audit Supplier (including, without limitation, providing full access to Supplier’s contracts for similar Products and/or Services and other relevant documents) to confirm compliance with this provision; provided, however, that any such auditor appointed by Rio Tinto shall agree to keep the identity of Supplier’s other customers confidential.

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12.11	Method of Payment

Unless otherwise provided in the Agreement, all payments required to be made to Supplier by the Relevant Companies pursuant to the Agreement in relation to the performance of the Supply shall be made by electronic funds transfer into Supplier’s nominated bank account. If the Agreement provides that any amounts are to be paid to Supplier in a manner subject to control by any Government Agency, payment will be conditional upon the Relevant Company receiving the necessary authorities and consents to the making of that payment.

12.12	Deductions and Withholding Required by Law

If a Relevant Company is required by Applicable Laws to withhold or deduct any amount from an amount payable under the Agreement, then that Relevant Company shall be entitled to deduct and withhold such amount and to pay such deduction or holdback in accordance with Applicable Laws. Any such amount withheld or deducted shall, for the purposes of this Article 12, be treated as having been paid to Supplier when it is withheld or deducted and, except in the case of a security holdback such as a builders’ or construction lien holdback, the Relevant Company will not be liable to pay any amount on account of the deducted amount to Supplier. If the Relevant Company fails to withhold or deduct any such amount required by Applicable Laws, the Relevant Company may:

(a)	give notice to Supplier demanding payment of an amount required to be withheld and Supplier will pay that amount to the Relevant Company within thirty (30) days of receiving the notice;

(b)	deduct such amount from any amounts payable by the Relevant Company to Supplier under any other Invoice, and the amount so deducted will be treated as having been paid to Supplier when it is deducted; or

(c)	recover such amount by a combination of paragraphs (a) and (b) above,

and in each case where the failure to withhold or deduct any such amount arises as a result of any act, omission or oversight of Supplier, the amount which may be deducted and withheld by the Relevant Company will include any fines, penalties or interest payable by the Relevant Company in respect of such failure.

12.13	Notification of Withholding or Deductions

The Relevant Company shall notify Supplier of the details of any amounts withheld or deducted pursuant to Section 12.12.

13.	PRODUCT RETURNS

13.1	Defective Products

If any Product does not comply with the warranties provided in Section 6.3(a) during the Defects Liability Period, the applicable Relevant Company may return the non-compliant Product to Supplier, at Supplier’s risk and expense (including freight charges), without waiving or limiting any other right or remedy available to the Relevant Company as to the non-compliant Product, for a cash refund of the Price paid by the Relevant Company for such Product, or if there are outstanding Invoices to such Relevant Company, for a credit against such outstanding Invoices. The refund or credit for Products returned under this Section 13.1 shall not be subject to any restocking charge.

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13.2	Supplier Held Inventory and Supplier Managed Inventory

With respect to any Supplier Held Inventory or Supplier Managed Inventory, title to which has passed to the Relevant Company pursuant to the Agreement, then, without waiving or limiting any other right or remedy available to the Relevant Company as to any such Products that do not comply with the Agreement (including, without limitation, the warranties provided in Section 6.3(a), the Relevant Company may return to Supplier, at the Relevant Company’s risk and expense (including freight charges) at any time during the Term and for a period of one hundred twenty (120) days thereafter, any item of Supplier Held Inventory or Supplier Managed Inventory for a credit against outstanding invoices, or if there are no outstanding invoices, for a refund of the Price paid by the Relevant Company for such Products. To be eligible for return under this Section 13.2, the Product shall be in its original packaging and unused. Eligible Products may be returned in one consolidated shipment from each Relevant Company, freight prepaid by the Relevant Company, once each month. The credit or refund for Products returned under this Section 13.2 shall not be subject to any restocking charge.

13.3	Third Party Products

With respect to any Product manufactured by a third party, and without waiving or limiting any other right or remedy available to a Relevant Company as to any such Product that does not comply with the Agreement (including, without limitation, the warranties provided in Section 6.3(a)), Supplier shall, at the request of the Relevant Company, use its best efforts to return to the manufacturer, at the Relevant Company’s risk and expense (including freight charges) at any time during the Term and for a period of one hundred twenty (120) days thereafter, any Product for the entire amount paid to the manufacturer by Supplier. If the manufacturer accepts return of the Product for the entire amount paid by Supplier, Supplier shall promptly remit to the Relevant Company a credit or cash refund of the full Price paid to Supplier by the Relevant Company for such Product, less any actual freight charges incurred by Supplier. If the manufacturer will not accept the return of the Product for the entire amount paid by Supplier, then, at the request of the Relevant Company, Supplier shall use its best efforts to have the manufacturer accept return of the Product at a reduced or discounted amount and/or sell the Product to a third party; provided, however, that the amount of any such return or sale shall be subject to the Relevant Company’s prior approval. If the Relevant Company approves the amount of the proposed return or sale, then Supplier shall promptly remit the entire amount received by Supplier to the Relevant Company, less any actual freight charges incurred by Supplier. If the Relevant Company does not approve the amount of the proposed return or sale, then Supplier shall have no further obligation under this Section 13.3.

13.4	Other Products

With respect to all Products not covered by Section 13.2 or Section 13.3, and without waiving or limiting any other right or remedy available to a Relevant Company as to any such Product that does not comply with the Agreement (including, without limitation, the warranties provided in Section 6.3(a)), a Relevant Company may return any such Products to Supplier, at the Relevant Company’s risk and expense (including freight charges) at any time during the Term and for a period of one hundred twenty (120) days thereafter, subject to a reasonable restocking charge. Upon any such return, Supplier shall promptly remit to the Relevant Company a credit or cash refund for the Price paid to Supplier by the Relevant Company for such Product, less the restocking charge and any freight costs incurred by the Supplier.

13.5	Title and Risk of Loss

Supplier shall assume title to and risk of loss of all Products returned under this Article 13 upon delivery to Supplier.

14.	E-COMMERCE (QUADREM)

14.1	Supplier’s E-commerce Obligations

Supplier undertakes to continually monitor and review its business processes in order to identify e-commerce opportunities and shall use its best endeavours to develop and use such opportunities in its dealings with Rio Tinto and each Relevant Company.

14.2	E-Commerce

Supplier acknowledges that it is the preference of Rio Tinto and each Relevant Company to conduct business by way of e-commerce using Quadrem wherever possible.

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14.3	Use of Quadrem

Supplier agrees that, upon request by Rio Tinto, Supplier will use Quadrem (or such other comparable e-marketplace approved by Rio Tinto or the Relevant Company in writing that provides a link through Quadrem or is otherwise Interoperable with Quadrem, such that Rio Tinto and each Relevant Company are able to utilize Quadrem in their transactions with Supplier) in conducting business with Rio Tinto and each Relevant Company and will (to the extent it is not already able to) undertake all action required to enable it to furnish a catalogue of Services and products (including Products) in electronic form and accept orders from, and send relevant invoices to, the Relevant Company electronically.

14.4	Costs of Quadrem

Each Party shall bear the costs of required changes to its business systems when moving to, and ongoing fees and charges in relation to, the use of Quadrem.

15.	ALTERNATIVE SUPPLY

15.1	Failure to Supply

To the extent that Supplier is unable to perform all or any part of the Supply in accordance with the Agreement for any reason (including Force Majeure), the Relevant Company may, in its sole discretion, source such part of the Supply from any third party for such period as the Relevant Company may determine, acting reasonably, that such failure is likely to continue. The Relevant Company shall first comply with the notice requirements set out in Sections 35.1 and 35.2 unless the Relevant Company’s need is urgent, in which case it shall be entitled to source the required Supply from a third party immediately upon notice to Supplier and without providing any period for Supplier to remedy such default with respect to that Supply.

15.2	Supplier Responsible for Incremental Costs

If a Relevant Company exercises its rights under Section 15.1 to source an alternative supply, Supplier is responsible for all incremental costs to the Relevant Company associated with sourcing the alternative supply, including Supply Chain differentials, until such time as the Relevant Company reasonably determines that Supplier is able to resume performance of the relevant part of the Supply in accordance with the Agreement and any third party alternate supply commitments entered into by the Relevant Company have expired, except where the inability to perform such part of the Supply was a direct result of and caused solely by:

(a)	Supplier being subject to Force Majeure; or

(b)	an act or omission of the Relevant Company.

The Relevant Company shall use reasonable efforts in exercising its rights under Section 15.1 to source the alternative supply at the minimum cost reasonably available for similar quantities and time frames.

16.	INFORMATION AND RECORDS, SAFETY AND INSURANCE VERIFICATION, AND AUDIT RIGHTS

16.1	Provision of Information

Supplier shall provide Rio Tinto or the Relevant Companies with any information reasonably requested by them in relation to the provision of the Supply.

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16.2	Supplier to Maintain Accounts and Records

Supplier shall:

(a)	maintain, and ensure that its Subcontractors maintain, a complete set of amounts and records relating to the performance of the Agreement in accordance with prudent business practices and generally accepted accounting principles; and

(b)	retain, and ensure that its Subcontractors retain, all such accounts and records for a minimum period of two (2) years after the expiration of the Term or earlier termination of the Agreement.

16.3	Safety and Insurance Verification

As a pre-condition to Supplier’s delivery of any Products and performance of any Services hereunder, and at such other times as requested by a Relevant Company, Supplier shall take all actions requested by the Relevant Company to verify that Supplier is compliant with the safety and insurance requirements of the Agreement during the Term, including, without limitation, providing safety and insurance information to a third party agency designated by such Relevant Company for verification and certification. All costs associated with the provision and verification of this information, including amounts charged by the third party verification agency selected by the Relevant Company, shall be borne by Supplier.

16.4	Audit and Access Rights

In addition to the obligations set out in Sections 12.10 and 16.1, Supplier will, and will cause its Subcontractors to, permit Rio Tinto and the Relevant Company to have access to any of their premises, accounts, books, records, correspondence, receipts, vouchers and other relevant documents and data (including documents stored in electronic form), and to interview their Personnel in connection with the Supply, as necessary, to verify, monitor and audit:

(a)	the Contract Price paid to date, inducing any amendment to the Contract Price;

(b)	the existence (or otherwise) of any Tax Savings;

(c)	any other amount payable to, or claimed by, Supplier pursuant to the Agreement;

(d)	Supplier’s compliance with the HSE Management Plan(s) and the health, safety and environmental conditions set out in Article 26; and

(a)	Supplier’s compliance with the Relevant Company policies identified in Article 28.

Rio Tinto and the Relevant Company may make and retain copies of any of the items referred to in this Section 16.4, provided they agree to deal with any such information which is Confidential Information in accordance with Article 38.

16.5	Action by Supplier

If any audit or inspection undertaken under Section 16.4 reveals any non-compliance by Supplier or its Subcontractors hereunder, Supplier shall, without limiting any other rights or remedies available to Rio Tinto or the Relevant Company as a result of such non-compliance, take prompt corrective action and notify Rio Tinto and the Relevant Company of such action.

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17.	PERFORMANCE SECURITY

17.1	Security

If requested in writing by Rio Tinto, Supplier shall, within thirty (30) days alter any such request, lodge with Rio Tinto Security for an amount equal to 10% of:

(a)	the Contract Price; or

(b)	where the Contract Price cannot be determined conclusively as at the date of a request by Rio Tinto, Rio Tinto’s estimate of the aggregate amount payable by the Relevant Companies to Supplier in respect of the Agreement.

17.2	Additional Security

If, as a result of a Change Order there is an increase in the Contract Price, Supplier shall within thirty (30) days of a request by Rio Tinto in writing, lodge with Rio Tinto an additional or replacement Security so as to ensure that Security is provided for, in aggregate, an amount equal to 10% of the revised Contract Price.

17.3	No Payment Prior to Lodging of Security

Notwithstanding any other provision of the Agreement, the Relevant Company is not obliged to pay any amount to Supplier until Supplier has lodged a Security, or additional Security, with Rio Tinto in compliance with a request from Rio Tinto under Sections 17.1 or 17.2, as the case may be.

17.4	Release Date

The Security will be held by Rio Tinto for the proper performance of the Supply until the later of:

(a)	the date on which all the obligations and contingent obligations of Supplier pursuant to the Supply (including in respect of any Defects Liability Period) have been fulfilled, as determined by Rio Tinto in its sole discretion, acting reasonably; or

(b)	the date on which any amounts payable to the Relevant Company by Supplier in connection with the Supply have been paid.

17.5	Recourse to Security

Each Relevant Company may have recourse to the Security if the Relevant Company believes (acting reasonably) that Supplier has not performed its obligations in accordance with the Supply or otherwise has a claim against Supplier (whether in relation to the Agreement or otherwise). Notwithstanding any other provision of the Agreement, neither Rio Tinto or the Relevant Company will be responsible for any Liabilities incurred or suffered by Supplier in relation to the conversion of the Security in accordance with the terms of the Agreement. Supplier agrees that it will not in any proceedings whatsoever exercise any rights it may otherwise have, nor take any steps to obtain an injunction or otherwise restrain:

(a)	a Relevant Company from using or assigning any sum or sums received from the conversion of the Security;

(b)	a Relevant Company from exercising its rights under the Security; or

(c)	the issuer of the Security from exercising its rights or performing its obligations under the Security.

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17.6	Return of Security

Within thirty (30) days after the release date specified in Section 17.4, Rio Tinto shall return the Security to Supplier, provided that as a condition precedent to the return of any Security to Supplier, Supplier shall execute and deliver a release in the form set out in Appendix 2.

18.	PRESERVATION OF EXISTING THIRD PARTY SUPPLY ARRANGEMENTS

Supplier acknowledges that supply arrangements exist between Rio Tinto Parties and third party suppliers as of the Commencement Date and that neither Rio Tinto nor any Relevant Company has an obligation to Supplier to seek to alter, modify or terminate any of such supply arrangements as a result of entering into the Agreement.

19.	NO MINIMUM PURCHASE OR EXCLUSIVITY

Nothing in the Agreement obligates Rio Tinto or any Relevant Company to request or acquire any specified volume, market share or other minimum level of Supply from Supplier. The Agreement is not evidence of, nor does it create, an exclusive relationship between Rio Tinto or any Relevant Company and Supplier in respect of the Supply, or any aspect of it. No territorial protection or rights are given or intended to be given to Supplier under the Agreement.

20.	SUPPLIER PERSONNEL, FACILITIES AND EQUIPMENT

20.1	Supplier Personnel

Supplier is required to supply all Personnel necessary for the proper performance of the Supply. Such Personnel shall be appropriately qualified, competent and skilled to perform the relevant part of the Supply in respect of which they are engaged.

20.2	Engagement of Personnel

Supplier shall ensure that all Supplier’s Personnel engaged to provide any part of the Supply comply with the provisions of the Agreement.

20.3	Supplier Personnel Information

Promptly following the execution of the Agreement, Supplier shall provide the Rio Tinto Representative with a detailed organization chart containing details of the positions and reporting relationships within Supplier’s organization in relation to supervisory Personnel associated with the provision of the Supply. During the Term, Supplier shall promptly notify the Rio Tinto Representative of any changes to the positions and reporting relationships outlined in the organization chart and provide updated organization charts. Supplier shall at all times keep an updated list of its Personnel undertaking work at the Site.

20.4	Objection to Supplier’s Personnel

The Rio Tinto Representative or the applicable Relevant Company Representative may object to any of Supplier’s Personnel engaged on or off the Site who, in the reasonable opinion of the Rio Tinto Representative or the applicable Relevant Company Representative, are lacking in appropriate skills or qualifications, engage in misconduct or are incompetent or negligent. Supplier shall remove such Personnel from the performance of any work in connection with the Supply upon receipt of notice from the Rio Tinto Representative or the applicable Relevant Company Representative requiring it to do so and shall not re-employ that person in connection with the Supply without the prior written consent of the Rio Tinto Representative or the applicable Relevant Company Representative. In addition, Supplier shall at its cost promptly replace such removed Personnel with suitably qualified, competent, skilled and approved Personnel.

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20.5	Supplier Responsibilities

Supplier is responsible for:

(a)	the transportation of its Personnel to and from the Site and will provide for the movement of its Personnel on the Site at all times and all vehicles and drivers used for this purpose shall be properly licensed and all vehicles shall comply and be operated in accordance with all Applicable Laws and applicable insurance requirements;

(b)	the supply of all labour, supervision, tools, equipment, materials, power, water, safety equipment and other requirements necessary for Supplier to provide the Supply in accordance with the Agreement; and

(c)	subject to Article 26, the health and safety of its Personnel.

20.6	Relevant Company Facilities

Subject to Section 20.5, to the extent that a Relevant Company has Facilities in place and which, in the Relevant Company’s discretion, are available to Supplier, those Facilities will be made available for use by Supplier or any of its Personnel in relation to the provision of the Supply. Supplier is responsible for the provision of any Facilities which are required for the provision of the Supply to the extent that they are not already in existence and available (as determined by the Relevant Company). Supplier is required to inform the Relevant Company at least seven (7) days in advance of its requirements in relation to the use of the Relevant Company’s Facilities. The terms of use of any of the Relevant Company’s Facilities will be at the Relevant Company’s discretion. Supplier shall ensure that at all times the Site and any Facilities used are left in a clean, orderly and safe condition and fit for immediate use.

20.7	Improper or Defective Items

The Relevant Company may object to and have removed from the Site any improper or defective materials, plant, machinery or implements and may also request the addition of such items as in the opinion of the Relevant Company are necessary for the timely completion and fulfillment of the Supply. If Supplier falls to comply with any such objection or request made by the Relevant Company within seven (7) days after receiving notice of that objection or request, then the Relevant Company may add to or remove such materials, plant, machinery or implements as it sees fit at the cost of Supplier.

21.	PACKING, DISPATCH AND TRANSPORT

21.1	Supplier Responsible

Unless the Relevant Company has made an election under Section 12.2(c), Supplier is responsible for all Freight Costs and packing and insurance costs relating to the delivery of the Products to the Delivery Point.

21.2	Where Products are Acquired for Prices Exclusive of Freight Costs

If the Relevant Company has made an election under Section 12.2(c), then Supplier shall be responsible for packing the Products for shipment to the Relevant Company and Supplier shall notify the Relevant Company of the details as to when those Products are ready for dispatch in sufficient time to enable transport to be arranged by the Relevant Company.

21.3	Preparation for Transport and On-Site Deliveries

Supplier shall pack and protect all Products in accordance with best practices having regard to methods of carriage and handling and to the weather conditions through which they will pass while being transported to and delivered at the Delivery Point. Supplier shall provide and fit all lifting and handling devices required for lifting and handling the Products while in transit to, and at, the Delivery Point. If the Price includes Freight Costs and/or the Supplier is responsible for shipment of the Products to the Company’s Site, Supplier shall assure that all deliveries to the Company, whether by Supplier or a Subcontractor, are loaded, delivered and unloaded in compliance with all Applicable Laws (including, without limitation, all applicable transportation rules and regulations in the relevant jurisdictions) and the Company’s HSE Policies and Standards.

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21.4	Notification of Dispatch Dates

Supplier shall notify the Relevant Company promptly of the date of dispatch of each shipment of Products for which Supplier has arranged transport and the estimated date of arrival at the Delivery Point.

22.	LATE CHARGES

22.1	Application of Article

This Article 22 applies only to the extent that Schedule H has been completed and filled in with amounts designated as Late Charges.

22.2	Amount of Late Charges

If Supplier fails to perform any of its obligations within the time specified for performance under any Purchase Order, then in addition to any other remedy that the Relevant Company may have Supplier shall pay to the applicable Relevant Company, and not by way of penalty for such default, the Late Charges, if any, designated in Schedule H.

22.3	Payment of Late Charges

Late Charges will be payable to the Relevant Company within five (5) days after Supplier’s receipt of written notice from the Relevant Company advising of the late performance. The Relevant Company may, by written notice to Supplier and without prejudice to any other method of recovery, set off and deduct the amount of Late Charges payable to the Relevant Company from any current or future amounts owing to Supplier by the Relevant Company whether under the applicable Purchase Order or otherwise. The payment or deduction of such Late Charges shall not waive or limit any other right or remedy available to that Relevant Company nor relieve Supplier from its obligation to deliver the Products.

22.4	Supplier Acknowledgements

Supplier acknowledges and agrees that:

(a)	the Late Charges, if any, designated in Schedule H are reasonable with respect to the actual damages the Relevant Companies may sustain in the event of Supplier’s failure to deliver applicable Products by the Delivery Date and do not constitute a penalty; and

(b)	the payment of an Invoice shall not waive or limit any right of the Relevant Companies to be paid Late Charges or constitute an admission or evidence that Late Charges are not payable.

23.	PRE-DELIVERY INSPECTION AND TESTING

23.1	Inspection

Supplier shall provide, and shall cause its Subcontractors to provide, the Rio Tinto Parties with access to Supplier’s and Subcontractor’s plant, facilities and records relating to the Supply, upon the request of Rio Tinto or a Relevant Company and during normal business hours, for the purpose of inspecting and auditing such plant, facilities and records as well as all materials and manufacturing processes used in or relating to the Supply.

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23.2	Testing

In the event that Supplier undertakes any pre-delivery testing procedures with respect to the Products, Supplier shall provide the Relevant Company with not less than five (5) days notice of such testing and shall permit representatives of the Relevant Company to be present at and witness such testing.

23.3	Costs

All costs of such inspections and witnessing of tests by the Rio Tinto Parties as provided in this Article 23 shall be for Rio Tinto’s account, provided that if any such inspection or testing indicates any failure of Supplier to comply with any of its obligations under the Agreement, the cost of any subsequent inspection and witnessing of tests by the Rio Tinto Parties shall be for Supplier’s account.

24.	INSPECTION AND TESTING UPON DELIVERY

24.1	Inspection

The Rio Tinto Parties have the right, upon delivery and prior to acceptance, to inspect any of the Products to determine whether the Products appear to be in accordance with the Agreement. Rio Tinto or the applicable Relevant Company may refuse to accept and take delivery of any Products which do not conform to the Specifications and Standards set out in the Agreement or otherwise do not comply with the terms hereof.

24.2	Cost of Inspections

If upon inspection after a direction by Rio Tinto or a Relevant Company to dismantle or open up any part of a Product, the Product so inspected is in accordance with the Agreement, the expense incurred as a result of the dismantling or opening up and reassembly will be borne by that Relevant Company. If the Product is found not to be in accordance with the Agreement the whole of the expense so incurred, including without limitation, any costs associated with putting that Product into a condition which is in accordance with the Agreement, will be borne by Supplier. Notwithstanding the foregoing, if Rio Tinto or the Relevant Company gives Supplier reasonable notice that the Relevant Company wants to inspect any portion of a Product before it is assembled, and Supplier assembles that Product without first giving the Relevant Company a reasonable opportunity to inspect, any expense incurred as a result of dismantling or opening up and reassembling that Product will be borne by Supplier.

24.3	Testing

Supplier shall conduct tests of the Products or parts of the Products following delivery in accordance with the Agreement and otherwise as required in accordance with any applicable industry codes or standards or, where there are no such codes or standards, in accordance with generally accepted practices.

24.4	Cost of Testing

In addition to the rights of the Rio Tinto Parties set out in Article 23 and Article 25, Rio Tinto or the Relevant Company may conduct such additional tests of the Products as it deems reasonably necessary, upon notice to the Supplier. The costs of tests carried out by Rio Tinto or the Relevant Company and the costs of tests that are not required by the Agreement but are carried out by a testing authority employed by Supplier at the direction of Rio Tinto or the Relevant Company, will be borne by the Relevant Company. The costs of all other tests will borne by Supplier.

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24.5	Notice of Testing

The Party obliged to carry out a test or requiring a test to be made shall give the other Party not less than five (5) days’ notice of the date on which the test will be made. The test shall be commenced on the date specified in the notice, provided that the test does not, or is not likely to, in the reasonable opinion of the Relevant Company, interfere with or interrupt the Relevant Company’s operations, in which case the Relevant Company may direct that the lest be performed at another time. The Party not conducting the test is entitled to be present at the testing, but the test will proceed regardless of whether that Party is present.

24.6	Delayed Testing

Subject to Section 24.8, if a Party delays unreasonably in making a test which it is required to make then the other Party may by notice to the delaying Party require the test to be commenced within five (5) days’ of the notice. If the delaying Party does not commence the test within the specified period, the other Party may undertake the test at the delaying Party’s risk and expense.

24.7	Repeating of Tests

Any test performed by a party pursuant to this Article 24, shall be repeated at the other Party’s request. If the repeat test confirms the previous test, all costs in relation to the repeat test shall be paid by the Party who requested the repeat test, but otherwise shall be paid by the Party obliged to make, or who required, the original test. On completion of any repair or replacement in accordance with Section 7.2, the relevant Product shall be tested again at the cost of Supplier.

24.8	Consequences of Failure to Test

If Supplier fails to carry out any test within the time prescribed in the Agreement or if no time is prescribed, within a reasonable time, then Rio Tinto or the Relevant Company may, at Supplier’s cost:

(a)	conduct the test; or

(b)	give Supplier seven (7) days’ notice of the Relevant Company’s intention to use the Products.

If the Relevant Company elects to use the Products at the end of the period referred to in a notice issued under this Section 24.8, the relevant Products will remain at Supplier’s risk until the expiration of the Defects Liability Period. Supplier acknowledges that even if a Rio Tinto Party tests the Products before use in accordance with this Article 24 the actions of the Rio Tinto Party in this regard will not relieve Supplier of its responsibility to carry out any test which it is required to conduct. The approval of any of the Products following any test by a Rio Tinto Party in no way relieves Supplier from any of its obligations under the Agreement.

24.9	Test Results

Supplier shall prepare and submit test results to the applicable Relevant Company as soon as possible following completion of a particular test.

25.	COMMISSIONING

25.1	Application of Article

This Article 25 applies to the extent that the list of Products set out in Schedule C includes items of equipment or otherwise specifies that Commissioning shall be performed in respect of certain Products.

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25.2	Supplier Responsible for Commissioning

Supplier is responsible, unless otherwise provided in the Agreement, for the supervision of any Commissioning required in accordance with the Agreement to be performed to the satisfaction of Rio Tinto or the applicable Relevant Company. Prior to Commissioning, Supplier shall supply to the Site adequate spare parts for the purposes of Commissioning. Unless otherwise provided in the Agreement, Supplier is responsible for the provision of all fuel, lubricants and other consumables required for Commissioning and the applicable Relevant Company is responsible for the provision of all raw materials or products required for Commissioning. Supplier shall at all times comply in full with the recommendations of the manufacturer of any Products in relation to such Commissioning.

25.3	Supplier Personnel for Commissioning

If pursuant to Schedule D of the Agreement or a Purchase Order, Supplier is required to provide the Relevant Company with the services of one or more of its Personnel to supervise Commissioning then those Personnel shall be provided as directed by the Relevant Company, and those Personnel shall ensure that the relevant Product is being Commissioned in the manner and to the Standard required pursuant to the Agreement or the Purchase Order (as the case requires) which is deemed to be approved by Supplier.

25.4	Date and Time for Commissioning

Supplier and the Relevant Company shall use best efforts and in good faith seek to agree on the time and date for completion of the Commissioning.

25.5	Successful Commissioning and Execution of Acceptance Test

Successful Commissioning with respect to the Product will be subject to the Relevant Company certifying that the Acceptance Test attached hereto as Appendix 3 has been successfully passed and is approved by the Relevant Company, at which time the Product will be considered Commissioned. If the Product does not pass the Acceptance Test, it will not be considered Commissioned and Section 7.2 will apply.

25.6	Report

Supplier shall maintain a diary of all relevant events occurring during Commissioning and record all test results. On the completion of Commissioning, Supplier shall prepare and submit a report to the Relevant Company advising on the performance of the Product so Commissioned.

26.	HEALTH, SAFETY AND ENVIRONMENT

26.1	Application of Article

This Article 26 applies to the extent Supplier or any of its Personnel are required to be on, or near the vicinity of, the Site for the purposes of the Supply.

26.2	Compliance with Health, Safety and Environmental Laws, Policies and Standards

Supplier agrees to comply, and to ensure that its Personnel comply, with the Relevant Company’s HSE Policies and Standards, as communicated by the Relevant Company to the Supplier, and all Applicable Laws relating to occupational health and safety and protection of the environment in force from time to time.

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26.3	Health, Safety and Environmental Management Plan

If required by a Relevant Company, Supplier shall provide to such Relevant Company, within thirty (30) days of Relevant Company’s written request, Supplier’s proposed HSE Management Plan(s) in accordance with the Relevant Company’s HSE Policies and Standards, for review by the Relevant Company. The Relevant Company will review Supplier’s proposed HSE Management Plan(s) and provide Supplier with any request for amendments. If the Relevant Company requires Supplier to submit a proposed HSE Management Plan, Supplier and its Personnel may not commence work on-Site unless and until the HSE Management Plan(s) and any requested amendments to it have been approved by the Relevant Company. The Relevant Company may at any time direct Supplier to amend the approved HSE Management Plan(s) to adequately reflect any amendments to the Relevant Company’s HSE Policies and Standards. Supplier shall keep a copy of the approved HSE Management Plan(s) at its on-Site office or work area at all times during the Term.

26.4	Orientation Meetings

Each of Supplier’s Personnel shall attend all appropriate and relevant orientation meetings required by the Relevant Company prior to or upon obtaining access to the Site. Where, pursuant to the operating rules of the Relevant Company, any of Supplier’s Personnel are required to have specific skills for the performance of any portion of the Supply, the training requirements in relation to those skills requirements shall:

(a)	be included in Supplier’s HSE Management Plan(s);

(b)	to the extent they are not set out in the Specifications, be confirmed with the Relevant Company; and

(c)	be undertaken by the relevant Personnel prior to the commencement of any work on, or near the vicinity of, the Site.

Unless otherwise agreed, the Relevant Company will be responsible for the cost of Supplier Personnel attending Relevant Company orientation meetings, and Supplier will arrange and pay for all training courses in respect of specific skills requirements and will be responsible for the cost of Supplier Personnel attending any such training courses.

26.5	Supplier to Remain Liable

Nothing in this Article 26 (including the approval of the HSE Management Plan(s)) limits or removes any obligation or duty imposed on Supplier or any of its Personnel (whether under the Agreement or otherwise) to secure or have regard to the health and safety of any of its Personnel.

26.6	Removal from Site

Notwithstanding any other term of the Agreement, in the event of any breach of this Article 26, the Relevant Company may:

(a)	require Supplier, Supplier’s Personnel and/or any other person to leave the Site immediately; and

(b)	require Supplier and/or any of its Personnel to remove from the Site any material or substance, including any Hazardous Substance, brought onto the Site by Supplier and/or any of its Personnel, at Supplier’s cost, and Supplier shall, at its own cost, ensure such request is immediately complied with and take all possible action to ensure the protection and safety of all works, personnel and the environment.

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27.	ACCESS TO SITE

27.1	Access

If Supplier is required to be on the Site for purposes of a Supply, the Relevant Company will grant Supplier such access to the Site as is necessary for the provision of the Supply specified in the applicable Purchase Order and Supplier shall give the Relevant Company at least seven (7) days’ notice before commencing the Supply on the Site. Supplier shall, and shall ensure that all Supplier’s Personnel, comply with all Site access policies and rules of the Relevant Company.

27.2	Supplier Obligations

Prior to commencement of the Supply on the Site, Supplier shall notify and obtain the approval of the Relevant Company of the normal times and periods of work by Supplier and its Personnel on the Site and shall give the Relevant Company at least 24 hours’ notice of any proposed alteration in such times or periods of work. Unless expressly provided otherwise in Schedule D, Supplier will not perform work on the Site outside of the Relevant Company’s regular business hours. Supplier shall at all times consult with the Relevant Company and obtain fourteen (14) days’ prior written approval for any action which may interfere with the Relevant Company’s operations.

27.3	Delayed or Suspended Access

If there is any delay in giving Supplier access to the Site, or if access is suspended or inadequate, Supplier may apply for an extension with regards to:

(a)	a particular Delivery Date; or

(b)	the dates specified in the Purchase Order for performance of the Services.

27.4	Right to Deny Access

If Supplier or its Personnel fail to comply with any of the requirements of Article 26 or this Article 27, then the Relevant Company may in its discretion deny that person or those persons access to the Site or permit such access subject to terms and conditions the Relevant Company thinks appropriate. Any such denial shall not entitle Supplier to any extension of the time for performance of its obligations under the Agreement or any Purchase Order.

27.5	No Exclusive Possession

Supplier acknowledges that nothing in the Agreement confers on it exclusive possession of the Site and that it will only be granted access to the Site to the extent deemed necessary by the Relevant Company for the performance of the Supply and for no other purpose.

27.6	Supplier’s Risk

Supplier acknowledges that if it enters onto the Site, it does so at Supplier’s own risk. Supplier shall ensure that its Subcontractors and other Personnel are also aware that they enter onto the Site at their own risk.

28.	COMPLIANCE WITH RELEVANT COMPANY POLICIES

During the Term, Supplier shall, and shall ensure that its Personnel, comply with each of the rules and policies of the Rio Tinto Parties or the Rio Tinto Group, as notified by a Rio Tinto Party from time to time by notice to Supplier in writing, with respect to the performance of the Supply, access to any Site and the conduct of any work at the Site.

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29.	LAWS

29.1	Compliance with Laws

During the Term, Supplier shall:

(a)	comply with all Applicable Laws and Government Agency requirements relating to its obligations under the Agreement and ensure that each of its Personnel does the same; and

(b)	in relation to the provision of the Supply, at its cost:

(i)	obtain all necessary permits and approvals;

(ii)	give all necessary notices;

(iii)	pay all necessary fees, deposits and Taxes,

and, if requested by Rio Tinto or the applicable Relevant Company, shall provide evidence of the matters referred to in this Article 29.

29.2	Consequences of Breach

Notwithstanding any other provision of the Agreement, in the event of any breach of Article 28 or this Article 29, Rio Tinto or the Relevant Company may:

(a)	require Supplier, Supplier’s Personnel, and/or any other person to leave the Site immediately; and

(b)	require Supplier and/or any of its Personnel to remove from the Site any material or substance brought onto the Site by Supplier or its Personnel, at Supplier’s cost,

and Supplier shall, at its cost, ensure such request is immediately complied with and take all possible action to ensure the safety of all Personnel.

30.	CO-OPERATION WITH THIRD PARTIES

30.1	No Interference

Supplier shall not, and shall ensure that its Personnel do not, impede or interfere with the work of the Relevant Company, its Personnel or any other contractors or suppliers at the Site, whether employed or engaged by the Relevant Company or not. Without limiting the foregoing, in the event that Supplier or any of its Subcontractors suffers any labour dispute or disruption which may affect the access to or work at the Site of any Relevant Company by its Personnel or any other contractors or suppliers, the Relevant Company may immediately terminate the subject Purchase Order upon written notice to Supplier and Supplier will immediately remove its Personnel from the Site and otherwise comply with the provisions of Sections 35.3(a) to (e) inclusive. The Relevant Company will ensure that its Personnel and other contractors or suppliers do not impede or interfere with the work of Supplier at the Site.

30.2	No Compensation

Supplier is not entitled to any increase in the Contract Price, damages, costs or any other financial or other compensation as a result of any interference on-Site from other suppliers, contractors or personnel.

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30.3	Extension of Time

If, through no fault of its own, Supplier suffers delay through interference by the applicable Relevant Company’s Personnel or other suppliers, contractors or their personnel on the Site contrary to Section 30.1, other than minor or incidental interference, Supplier shall be entitled to a reasonable extension to:

(a)	a particular Delivery Date; or

(b)	the dates specified in a Purchase Order for performance of the Services,

as agreed by the Relevant Company, acting reasonably, provided that Supplier has given prompt written notice of the delay to the Relevant Company Representative and has made all reasonable commercial efforts to minimize the consequences of such interference and duration of delay.

31.	FORCE MAJEURE

31.1	Notice of Force Majeure

A Party will not be liable for any delay or failure to perform any of its obligations under the Agreement (other than an obligation to pay money) due to Force Majeure if, as soon as possible after the beginning of any Force Majeure affecting the ability of the Party to perform such obligations, it gives a notice to the other party that complies with Section 31.2.

31.2	Force Majeure Notice

A notice given under Section 31.1 shall:

(a)	be in writing;

(b)	be given within five (5) days after the inception of the Force Majeure;

(a)	fully describe the Force Majeure, including (if applicable) the date and time of its occurrence;

(d)	specify the Purchase Order(s) affected and the obligations the Party cannot perform;

(e)	estimate the time during which the Force Majeure will continue; and

(f)	specify the measures proposed to be adopted to remedy or mitigate the effects of the Force Majeure.

31.3	Obligation to Remedy and Mitigate

The Party that is prevented from carrying out its obligations under the Agreement as a result of Force Majeure shall:

(a)	remedy and mitigate the effects of the Force Majeure to the extent reasonably practicable and resume performance of its obligations as soon as reasonably possible;

(b)	take all action reasonably practicable to mitigate any Liabilities suffered by the other Party as a result of its failure to carry out its obligations under the Agreement; and

(c)	only be relieved from performing its obligations under the Agreement and the Purchase Orders affected for the duration of the Force Majeure.

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In the event Supplier is able to partially supply any Products or Services during the continuance of any Force Majeure affecting Supplier then, at the request of a Relevant Company, Supplier shall allocate a portion of its supply capacity to the Relevant Company on a “most favoured customer” basis and no less than a pro rata share with its other customers based on total purchases during the preceding six month period.

31.4	No Compensation

Supplier is not entitled to any increase in the Contract Price or the recovery of any damages, costs or expenses in connection with the Force Majeure. The existence of a Force Majeure shall not relieve a Party of its insurance or indemnity obligations under the Agreement.

31.5	Termination

If the time period during which a Party’s performance is prevented or delayed by Force Majeure exceeds thirty (30) days from the date of the notice described in Section 31.2, the other Party shall have the right to terminate the Agreement or the applicable Purchase Order(s) by written notice to the Party invoking Force Majeure. In the event that Supplier terminates the Agreement or a Purchase Order(s) due to Force Majeure affecting a Rio Tinto Party, then Supplier shall be entitled to compensation on the same basis as set out in Section 34.4.

32.	INSURANCE

32.1	Supplier Insurance

Without limiting any of Supplier’s obligations under the Agreement, Supplier shall purchase and maintain in full force and effect throughout the Term, at Supplier’s sole expense, the types and limits of insurance coverage specified in this Article 32. The insurance shall be underwritten by reputable insurers that have a rating from A.M. Best Company of at least A-/VII, and that are authorized to do business in each state, province, or territory where the Products are to be delivered and the Services are to be performed.

32.2	Comprehensive General Liability Insurance

Supplier shall carry comprehensive general liability or commercial general liability insurance covering operations by or on behalf of Supplier (including coverage for explosion, collapse and underground hazards) and all liabilities in respect of any injury to, or death of, any person or any loss, damage or destruction to any property however caused, with limits of liability of no less than $5,000,000 for each occurrence and in the aggregate.

32.3	Workers’ Compensation Insurance

Supplier shall carry workers’ compensation insurance, including coverage for occupational disease benefits for those persons employed by or on behalf of Supplier, in compliance with and having limits of liability of no less than the amounts required by the Applicable Laws of each jurisdiction affected by the Products and/or Services subject to the Agreement.

32.4	Employer’s Liability Insurance

Supplier shall carry employer’s liability insurance covering all liabilities, whether arising under statute, common law or civil law, in respect of any injury to, or death of, persons employed by or on behalf of Supplier, with limits of liability of no less than $5,000,000 for each occurrence and in the aggregate.

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32.5	Automobile (Motor Vehicle) Liability Insurance

If the performance of the Agreement requires Supplier to use or provide for use motor vehicles, Supplier shall carry or require the owners or operators of such motor vehicles to carry automobile (motor vehicle) insurance covering all liabilities in respect of any injury to, or death of, any person or any loss, damage or destruction to any property arising from the use of all owned, non-owned, leased or hired vehicles, with limits of liability of no less than $5,000,000 for each occurrence and in the aggregate.

32.6	Professional Liability (Errors and Omission) Insurance

If the performance of the Agreement includes or relates to the provision of professional advice or services, Supplier shall carry for the Term of the Agreement and for a period of not less than three (3) years after termination of the Agreement or completion of Supplier’s obligations under the Agreement (as determined by Rio Tinto in its discretion, acting reasonably), whichever is later, professional liability insurance or errors and omissions insurance in respect of any negligent acts, errors or omissions in the advice or professional services provided by Supplier under the Agreement, with limits of liability of no less than $5,000,000 for each claim and in the aggregate.

32.7	Supplier’s Plant and Equipment

If the performance of the Agreement requires Supplier to use or provide for use any plant and/or equipment that will be used on Site in connection with the Agreement, Supplier shall carry or require the owner of such plant and/or equipment to carry insurance covering all loss and damage to such plant and/or equipment, with limits of liability of no less than one hundred percent (100%) of replacement value.

32.8	Hazardous Substances (Pollution) Liability Insurance

If the performance of the Agreement requires Supplier to perform any operations using or involving Hazardous Substances, Supplier shall carry Hazardous Substances (pollution) liability insurance covering all liabilities in respect of any Injury to, or death of, any person or any loss, damage or destruction to any properly arising from the use of or the operations using or involving Hazardous Substances, with limits of liability of no less than $5,000,000 for each occurrence and in the aggregate.

32.9	Insurance for Transportation of Hazardous Substances (Pollution)

If the performance of the Agreement requires Supplier to transport or haul Hazardous Substances, Supplier shall carry insurance covering all liabilities in respect of any injury to, or death of, any person or any loss, damage or destruction to any property arising from transporting or hauling Hazardous Substances (specifically including MCS 90 coverage), with limits of liability of no less than $5,000,000 for each occurrence and in the aggregate.

32.10	Builder’s All Risk Insurance

If the performance of the Agreement or any Purchase Order requires Supplier to perform any installation or construction services on Site, Supplier shall carry builder’s all risk insurance covering the risk of loss to property that is in the course of construction or which has been delivered to the Site for incorporation into the work of Supplier, including clearance of debris and necessary professional fees, with limits of liability of no less than $5,000,000 for each occurrence and in the aggregate.

32.11	Excess Liability (Umbrella) Insurance

If Supplier is unable to obtain the applicable insurance coverage required in this Article 32, Supplier may carry excess liability insurance and/or umbrella insurance that, when combined with Supplier’s primary coverage in a given category of insurance, brings the total coverage in such category to be no less than the required amount for that category of insurance. For the avoidance of doubt, in the event that third parties have made claims against Supplier’s excess liability and/or umbrella insurance such that the amount of insurance coverage available hereunder has been reduced below the minimum required limits above, Supplier shall obtain additional excess liability and/or umbrella insurance coverage, with a carrier meeting the same criterion as outlined in Section 32.1, so that the insurance coverage required in this Section 32.11 is available.

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32.12	Terms of Insurance

The insurance to be maintained pursuant to this Article 32 shall be on the following terms:

(a)	coverage shall begin no later than the Commencement Date and shall continue throughout the Term and for a period of two (2) years following termination of the Agreement (except in the case of the Insurance described in Section 32.6, which shall be carried for a period of three (3) years following termination of the Agreement or completion of Supplier’s obligations hereunder, whichever is longer). If a warranty period is identified in the Agreement which will survive for more than two (2) years, then the required insurance shall be maintained until the expiration of the warranty period plus twelve (12) months;

(b)	if any of the insurance referred to in this Article 32 is subject to the application of any self-insured retention or deductible, the amount of the self-insured retention or deductible will be declared to Rio Tinto. Rio Tinto reserves the right to require Supplier to reduce the amount of any self-insured retention or deductible where such amount is considered unreasonable in the circumstances of the Agreement;

(c)	before providing any Products or Services, and in no event any later than fourteen (14) days after the Commencement Date and after each time the policies are renewed or varied, Supplier will provide to Rio Tinto (or in accordance with Section 16.3 hereof, the third party certification/verification agency designated by the applicable Relevant Company) certificates of insurance and endorsements consistent with Section 32.12(e) as evidence of the insurance required under the Agreement. In the event that Supplier fails to provide Rio Tinto the required certificates of insurance and endorsements within fourteen (14) days alter the Commencement Date, and after each time the policies are renewed or varied, Rio Tinto may, upon written notice to Supplier, immediately terminate the Agreement without liability. For the avoidance of doubt, the term “endorsement” as used in this Article 32 means an additional piece of paper, not part of the original insurance policy, which cites relevant terms thereof and which, when attached to the original insurance policy, becomes a part of that insurance policy. Supplier shall furnish certificates of insurance and endorsements annually following termination of the Agreement until insurance is no longer required pursuant to the terms of the Agreement;

(d)	all insurance arranged by Supplier pursuant to the terms of the Agreement shall not be varied to the detriment of the Relevant Companies, cancelled or allowed to lapse until thirty (30) days’ written notice of the intention to so vary, cancel or lapse has been given to Rio Tinto. In addition, the certificates of insurance shall state that the insurer will (note that “endeavour to” is not an acceptable substitute for the word “will” in this instance) provide thirty (30) days’ prior written notice of any cancellation to Rio Tinto in the event that the insurance policy is cancelled before the expiration date thereof;

(e)	unless prohibited by Applicable Laws, Supplier shall provide coverage endorsements for each category of insurance required in this Article 32 as follows:

(i)	except in the case of the insurance described in Sections 32.3, 32.4 and 32.6, an endorsement including each of the Rio Tinto Parties and their respective Affiliates and Personnel as additional insureds, which shall also be reflected in the certificate of insurance;

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(ii)	an endorsement providing that it is primary to similar insurance, if any, that may be carried by the Rio Tinto Parties;

(iii)	except in the case of the insurance described in Sections 32.3, 32.4 and 32.6, an endorsement providing that despite any conflicting provisions in the insurance policy to the contrary, the inclusion of more than one insured under the insurance policy shall not operate to (1) impair the rights of one insured against another insured and the coverages afforded by the insurance policy will apply as though separate policies had been issued to each insured; (2) increase the limit of the carrier’s liability under the policy; or (3) create any liability by any Rio Tinto Party to the insurer for payment of all or any portion of the premium for the policy (understanding, for the avoidance of doubt, that if a “no insured-versus-insured” exclusion exists in the policy, it will need to be waived for the purposes of the Agreement);

(iv)	an endorsement waiving all express or implied rights of subrogation against Rio Tinto, the Relevant Companies, their Affiliates and its and their respective Personnel which waiver shall also be reflected in the certificate of insurance;

(v)	in the case of the insurance described in Section 32.2, an endorsement covering “Goods in the physical and legal control of the Insured” for an amount not less than the fair value of the “Goods” held by Supplier; and

(vi)	except in the case of the insurance described in Sections 32.3, 32.4 and 32.6, an endorsement providing a severability clause to the effect that a breach by one insured will not adversely affect the coverage of the other insureds;

(f)	Supplier shall be solely responsible for payment of the applicable insurance policy deductible amount and shall not be entitled to recover such amount from any Rio Tinto Party;

(g)	in no event will the coverage or limits of any insurance maintained by Supplier under the Agreement, or the lack or unavailability of any other insurance, limit or diminish in any way Supplier’s obligations or liability to the Rio Tinto Parties under the Agreement; and

(h)	if Supplier awards any subcontract in order to satisfy its obligations under the Agreement, Supplier will ensure that the Subcontractor procures, carries and maintains insurance in form and amounts consistent with this Article 32. Copies of the Subcontractor’s certificate of insurance and policy endorsements will be provided to Rio Tinto (or in accordance with Section 16.3 hereof, the third party certification/verification agency designated by the applicable Relevant Company) prior to the Subcontractor undertaking any of such obligations. For the avoidance of doubt, note that the “stacking” of Supplier and Subcontractor policies is not an acceptable means of meeting the requirements above; Supplier and relevant Subcontractors are required to meet the terms of the Agreement on a stand-alone basis.

32.13	Notification under Supplier’s Policy

If Supplier becomes aware of an event which may give rise to a claim involving Rio Tinto or a Relevant Company under any policy of insurance effected by Supplier as required by this Article 32, Supplier shall notify Rio Tinto and shall ensure that Rio Tinto is kept fully informed of subsequent action or developments concerning the claim.

32.14	Survival of Article

This Article 32 will survive the expiration or earlier termination of the Agreement.

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33.	LIABILITY AND INDEMNITY

33.1	Consequential Loss Exclusion

Subject to Section 33.2, no Party shall be liable to any other Party under the Agreement for Consequential Loss, with the exception of Consequential Loss incurred by a Rio Tinto Parry for which Supplier is otherwise liable under the Agreement and is required to be insured under an insurance policy pursuant to Article 32. If Supplier is required to be insured for its liability to a Rio Tinto Party referred to in the preceding sentence, then Supplier’s liability for any such Consequential Loss shall be limited to the amount of insurance Supplier is required to carry as set forth in Article 32.

33.2	Exceptions to Consequential Loss Exclusion

The Consequential Loss exclusion sot out in Section 33.1 shall not apply with respect to:

(a)	Supplier’s liability to a Rio Tinto Party for which Supplier is required to be, but is not, insured under an insurance policy pursuant to Article 32;

(b)	any Party’s liability for criminal acts, fraud, willful misconduct or gross negligence; and

(c)	Supplier’s liability to the Indemnified Parties under Sections 33.3 and 41.2 in respect of any Claims made by and any Liabilities to any person other than the Rio Tinto Parties or any other members of the Rio Tinto Group.

33.3	General Indemnities

Subject to this Article 33, Supplier assumes all liability for and will indemnify and hold harmless the Indemnified Parties from and against all Claims and Liabilities or assertion of Liabilities or potential Liabilities by any person which:

(a)	are caused or are alleged to be caused by any act or omission of Supplier or its Personnel and relate to, arise out of or in connection with:

(i)	the illness, injury or death of any employees, agents, contractors, or Subcontractors of Supplier or Supplier’s Personnel suffered or incurred while at, or in transit to or from, the Site;

(ii)	damage to any property;

(iii)	any breach by Supplier or Supplier’s Personnel of any of Supplier’s obligations, covenants, undertakings, representations or warranties under the Agreement or any Purchase Order;

(iv)	the Products or Services; or

(v)	the entry onto and the activities undertaken on and in any Site by Supplier or Supplier’s Personnel, including, without limitation, any release or its charge, whether or not intentional, of any Hazardous Substances, arising from the matters or activities referred to in (i) through (iv) above (which release, discharge, pollution or contamination Supplier will promptly investigate and remediate at its sole expense to the satisfaction of Rio Tinto and relevant governmental officials);

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(b)	are made against an Indemnified Party by any Government Agency or any Personnel of Supplier, its Subcontractors or their respective Affiliates, on account of or in any way arising from or related to employment with or engagement by Supplier, its Subcontractors or their respective Affiliates, including, without limitation, claims relating to income tax, workers compensation, unemployment compensation, overtime, compensation, salary, benefits (including, without limitation, annual or long service leave), discrimination, harassment, retaliation, breach of implied or express agreement, breach of implied covenant of good faith and fair dealing, promissory estoppel, unjust enrichment, libel, slander, interference with economic relations, wrongful discharge or termination or infliction of emotional distress arising under any federal, state or provincial statute, local ordinance or common law;

(c)	result from any violation or breach of any Applicable Laws by Supplier or Supplier’s Personnel in connection with the performance of any of the Services or supply of the Products; or

(d)	result from Supplier’s failure to procure or maintain the insurance required under Article 32.

33.4	Exceptions to Indemnity

Supplier shall have no obligation to indemnify pursuant to Section 33.3 if and to the extent that the relevant Claim or Liabilities are caused by an Indemnified Party; provided, however, this provision shall not relieve Supplier of any pro rata, proportional, contributory or other allocation of liability or fault imposed by Applicable Laws or Supplier’s Indemnity obligations under Section 33.3.

33.5	Notices and Cooperation

The Indemnified Party will notify Supplier with reasonable promptness after presentment to it by any person, or after its discovery, of any matter giving rise to a claim for Indemnification under Section 33.3; provided, however, that the failure to so notify Supplier will not relieve Supplier from any liability which it may have to the Indemnified Parties under Section 33.3 unless (and only to the extent) such failure prejudices Supplier. Such notice will describe the matter and if possible state the amount of the claim for indemnification. The Indemnified Party shall furnish Supplier with all relevant facts in its possession or under its control and shall, and shall cause its counsel to, reasonably cooperate with Supplier in the defence of any matter covered by the indemnity.

33.6	Effect of Indemnity

Subject to this Article 33, the indemnities described in Section 33.3 will apply to all Claims and Liabilities therein described whether arising during or after the Term and will survive the expiration or earlier termination of the Agreement for any reason. Every exemption, limitation, defence, immunity, indemnity or other benefit contained in the Agreement or otherwise to which the Rio Tinto Parties are entitled will be held by each of the Rio Tinto Parties to the benefit of, and will extend to protect, each of the Rio Tinto Parties’ Personnel and their respective Affiliates.

33.7	Survival of Indemnity

Each indemnity in the Agreement is a continuing obligation separate and independent from Supplier’s other obligations and survives termination of the Agreement for any reason.

33.8	No Requirement for Expense Before Enforcing Indemnity Right

It is not necessary for any Rio Tinto Party or any member of the Rio Tinto Group or their respective Personnel to incur expense or make payment before enforcing a right of indemnity conferred by the Agreement.

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34.	NO FAULT TERMINATION

34.1	Termination Notice

Rio Tinto may terminate the Agreement or any Purchase Order, in whole or in part, at any time and for any reason upon giving Supplier not less than thirty (30) days’ notice of its intention to do so under this Article 34. Unless otherwise specified in the notice of termination, termination of the Agreement will automatically terminate all outstanding Purchase Orders.

34.2	Obligations upon Receipt of Termination Notice

Upon receipt of a termination notice under Section 34.1, Supplier shall:

(a)	immediately cease performance of the Supply in accordance with, but only to the extent specified in, the termination notice;

(b)	immediately take all possible action to ensure the safety of all Personnel and the protection of all Products;

(c)	immediately take all possible action to mitigate any Liabilities incurred by it as a result of such termination; and

(d)	take any other action reasonably required by Rio Tinto or a Relevant Company in relation to the termination.

34.3	Obligations upon Termination

On the date of termination specified in the termination notice, Supplier shall:

(a)	provide Rio Tinto with a detailed report in such form as Rio Tinto may require in relation to the Supply performed up to and including the date of receipt of the termination notice;

(b)	return to each Relevant Company any items issued to Supplier by such Relevant Companies during the Term;

(c)	offer Rio Tinto the option to purchase any of Supplier’s equipment used on Site exclusively for the purposes of the Agreement, to be purchased by Rio Tinto at its depredated value or such other value as agreed by the Parties; and

(d)	take any other action relating to the termination of the Agreement as Rio Tinto may reasonably require.

34.4	Supplier Compensation

Following termination of the Agreement or Purchase Order(s) by Rio Tinto pursuant to this Article 34, Supplier is entitled to recover from the Relevant Company in respect of each terminated Purchase Order payment for all Products and Services supplied prior to termination, all reasonable out-of-pocket expenses which Supplier has incurred or will incur solely as a result of the termination of the Purchase Order and which it is unable to otherwise recover or mitigate, including as a result of (if applicable):

(a)	removing Supplier’s plant and equipment from the Relevant Company’s Site to their place of origin; and

(b)	transporting Supplier Personnel back to their place of engagement.

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The amounts outlined above represent the only amounts or Liabilities recoverable from Rio Tinto or the Relevant Companies by Supplier following a termination of the Agreement or any Purchase Order by Rio Tinto in accordance with this Article 34.

35.	SUPPLIER DEFAULT AND INSOLVENCY

35.1	Supplier Default Notice

If Supplier breaches any term of the Agreement or a Purchase Order, Rio Tinto or the Relevant Company may serve a notice of default on Supplier containing the information specified in Section 35.2.

35.2	Supplier Default Notice Requirements

Subject to Section 15.1, a notice of default under Section 35.1 shall:

(a)	either require that the breach be remedied within thirty (30) days (or such other time period as may be specified in the notice) after service of the default notice on Supplier or state that the breach is incapable of remedy; and

(b)	state that if the breach is not remediated within the period specified in the default notice or is incapable of remedy, then Rio Tinto or the Relevant Company may do one or more of the following:

(i)	elect wholly or partly to suspend payment under the Agreement or relevant Purchase Order until the breach has been remedied by Supplier;

(II)	take such action as Rio Tinto or the Relevant Company deems necessary to cure the breach (the cost of such action so taken by Rio Tinto or the Relevant Company being recoverable from Supplier as a debt due to Rio Tinto or the Relevant Company by Supplier); or

(iii)	in the case of Rio Tinto, terminate the Agreement or the relevant Purchase Order or any part of the Agreement or Purchase Order, or, in the case of a Relevant Company, terminate the Purchase Order or any part of the Purchase Order, with effect from the date specified in the notice.

35.3	Obligations upon Termination

If Rio Tinto or the Relevant Company gives notice pursuant to Section 35.2(b)(iii), the Agreement or Purchase Order (as the case may be) is terminated from the specified termination date and Supplier shall:

(a)	cease performance of the relevant Supply in accordance with, but only to the extent specified in, the default notice;

(b)	immediately take all possible action at its cost to ensure the safety of all Personnel and the protection of all Products, without prejudice to the Relevant Companies’ right to take possession of any Products on Site, utilize any machinery and equipment of Supplier and perform any work necessary to protect the Products;

(c)	immediately take all possible action at its cost to mitigate any Liabilities incurred by it as a result of such termination;

(d)	offer Rio Tinto or the applicable Relevant Company the option to purchase any of Supplier’s equipment used on Site exclusively for the purposes of the Agreement or Purchase Order to be purchased by Rio Tinto or the Relevant Company at its depreciated value or such other value as agreed by the Parties; and

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(e)	take any other action reasonably required by Rio Tinto or the Relevant Company in relation to the termination.

35.4	No Prejudice

Notwithstanding the terms of any default notice issued under this Article 35, no action taken by Rio Tinto or the Relevant Company hereunder will extinguish, limit, diminish or otherwise prejudice the existence of any of the rights and remedies of any Rio Tinto Party under the Agreement, al law, in equity or otherwise which it may have as a result of the relevant breach.

35.5	Supplier Insolvency or Bankruptcy

If Supplier becomes insolvent or bankrupt or any proceeding in bankruptcy, receivership or liquidation is initiated against Supplier and is not dismissed within thirty (30) days or if Supplier makes an assignment for the benefit of its creditors or files a petition or other proceeding in bankruptcy or for protection from its creditors or if a receiver or trustee in bankruptcy is appointed over all or any of its assets or business, then Rio Tinto may either:

(a)	terminate the Agreement by notice to Supplier or any other person in whom the Agreement has been vested; or

(b)	give the person in whom the Agreement has been vested, the option to continue to perform the Supply in accordance with the Agreement, subject to that person providing a guarantee satisfactory to the Relevant Company up to the value (as certified by the Relevant Company) of the Supply remaining to be performed pursuant to the Agreement.

36.	DEFAULT BY RELEVANT COMPANY

36.1	Relevant Company Default

If a Relevant Company fails to make a payment of any amount due to Supplier under the Agreement in accordance with Article 12 and is not entitled to exercise any of its rights under Sections 12.7, 12.8, 12.9, 12.12, 17.3, or 35.2(b), then this Article 36 will apply.

36.2	Relevant Company Default Notice

If a Relevant Company default described in Section 36.1 is not remedied within thirty (30) days of the default arising, Supplier may serve a notice of default on the Relevant Company containing the information specified in Section 36.3.

36.3	Relevant Company Default Notice Requirements

A notice of default under Section 36.2 shall:

(a)	require the Relevant Company to pay to Supplier the amount owing which is the subject of the default notice within a specified period of not less than thirty (30) days’ after service of the default notice on the Relevant Company; and

(b)	state that if the default is not remedied within the period specified in the default notice, then Supplier may either:

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(i)	cease performance of all or any part of the Supply until such time as the default is remedied; or

(ii)	terminate the Purchase Order by notice to the Relevant Company.

36.4	Costs Recoverable by Supplier

Following termination of the Purchase Order by Supplier pursuant to Section 36.3(b)(ii), Supplier is entitled to recover from the Relevant Company:

(a)	the amount owing by the Relevant Company; and

(b)	all reasonable out-of-pocket expenses which Supplier has incurred or will incur solely as a result of the Purchase Order and which it is unable to otherwise recover or mitigate, including as a result of (if applicable) removing Supplier’s plant and equipment from the Site to their place of origin; and transporting Supplier Personnel back to their place of engagement.

The amounts outlined in this Section 36.4 represent the only amounts or Liabilities recoverable from the Relevant Company by Supplier following a termination of a Purchase Order by Supplier in accordance with this Section 36.4.

36.5	Relevant Company Access to Supplier Records

For the purposes of Section 36.4, Supplier shall provide the Relevant Company with such access to its records, books and (subject to confidentiality restrictions) contracts as the Relevant Company may require in order to verify the amounts claimed by Supplier.

37.	DISPUTE RESOLUTION

37.1	General

Subject to Section 37.3, in the event of any dispute between any Rio Tinto Party and Supplier regarding the performance of the Agreement or a Purchase Order, before resorting to court proceedings the Parties will comply with the dispute resolution process set forth in Section 37.2.

37.2	Process

In the event of any dispute referred to in Section 37.1 regarding the Agreement, Rio Tinto’s Representative and Supplier’s Representative shall use good faith efforts to resolve the dispute, within ten (10) days of the giving of notice of a dispute by any Party to the other. In the event that the dispute arises in connection with a Purchase Order, the Relevant Company Representative (representing the Party to the Purchase Order) and Supplier’s Representative shall use good faith efforts to resolve the dispute, within ten (10) days after the giving of notice of dispute.

37.3	Court Proceedings, etc.

If a dispute is not resolved by the Parties in accordance with Section 37.2 within the time specified therein, either Party may, in its sole discretion, initiate court proceedings. Notwithstanding the existence of a dispute, Supplier will continue to perform its obligations under the Agreement, subject to its rights of termination under the Agreement. Nothing contained herein will preclude a Party from initiating court proceedings relating to any dispute arising under the Agreement or a Purchase Order at any time where the Party seeks urgent or interim declaratory or injunctive relief.

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38.	CONFIDENTIAL INFORMATION

38.1	Obligation of Confidentiality

Each Party undertakes and agrees:

(a)	to hold in strict confidence all Confidential Information of the other Party and not to disclose or permit or cause such Confidential Information to be disclosed to any person other than any of its Personnel who require the Confidential Information in connection with the Supply and who agree to keep the same confidential; and

(b)	not to make use of the Confidential Information (including duplicating, reproducing, distributing, disseminating or directly or indirectly deriving information from the Confidential Information), except and solely to the extent necessary in connection with the Supply, unless the Party has obtained the prior written consent of the other Party to do so (which consent may be withheld by the other Party in its discretion or given on such terms as it sees fit).

38.2	Exceptions

Section 38.1 does not apply lo:

(a)	information after it becomes generally available to the public other than as a result of the breach of this Article 38 or any other obligations of confidence imposed on a Party; or

(b)	the disclosure of information in order to comply with any Applicable Laws or legally binding order of any court or Government Agency, provided that prior to such disclosure the Party required to make such disclosure gives immediate written notice to the other Party, insofar as notice is reasonably practical, with full particulars of the proposed disclosure.

38.3	Breach of Consent

The breach of any of the conditions contained in a consent granted pursuant to Section 38.1 will be deemed to be a breach of the Agreement.

38.4	Supplier Acknowledgment

The Supplier acknowledges that this Article 38 is for the benefit of not only the Rio Tinto Parties but also any End User and any member of the Rio Tinto Group that has any interest in any Confidential Information.

38.5	Remedies

(a)	Each Party acknowledges that failure to comply with this Article 38 may irreparably harm the business of the other Party (including, in the case of the Rio Tinto Parties, other members of the Rio Tinto Group), and that a breach of one Party’s obligations under this Article 38 will entitle the other Party to seek immediate injunctive relief, in addition to any other remedies that it may have.

(b)	The Parties acknowledge that Rio Tinto is entitled to seek injunctive relief and recover from the Supplier any amount due to a Relevant Company, an End User and/or other Rio Tinto Group member under Section 38.5(a) on behalf of that entity and will hold the benefit of any injunctive relief or any amount recovered as trustee for and on behalf of that entity.

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38.6	Additional Obligations

The obligations in this Article 38 are in addition to and do not diminish the obligations of each Party in respect of secret and confidential information at common law or under any statute or trade or professional custom or use.

38.7	Return of Confidential Information

If requested by the disclosing Party in writing, whether prior to or after the expiration or earlier termination of the Agreement, the receiving Party shall promptly deliver to the disclosing Party all Confidential Information in its (or any of its Personnel’s) custody, possession or control.

38.8	Rio Tinto Group Use

Notwithstanding anything to the contrary in this Article 38, any Rio Tinto Group member may use Confidential Information provided by Supplier to any Rio Tinto Party for any business purposes, including procurement by Rio Tinto Group members of similar goods/services to the Products/Services from Supplier or a third party, provided that any such Rio Tinto Group member shall be bound by the confidentiality obligations contained in this Article 38.

38.9	Survival of Article

This Article 38 will survive the termination of the Agreement.

39.	PUBLIC ANNOUNCEMENTS

Except as required by any applicable law or regulatory requirement or as otherwise permitted by the Agreement, Supplier may not make any public announcements or disclosures as to the Agreement, or otherwise in relation to the subject matter of the Agreement, without the prior written consent of Rio Tinto. In this regard, no media release or public announcement may be made in relation to the existence of the Agreement without Rio Tinto’s prior written approval and should such approval be given, then the wording of such release and the manner of publication must first be approved in writing by Rio Tinto.

40.	INTELLECTUAL PROPERTY RIGHTS IN SUPPLY

40.1	Supplier IP

Rio Tinto and each Relevant Company acknowledge that Supplier remains the owner of all Supplier IP and that nothing in the Agreement prevents, limits or restricts Supplier’s subsequent use or exploitation of Supplier IP. Supplier grants to Rio Tinto and each Relevant Company a non-exclusive, transferable, royalty free, irrevocable and perpetual worldwide licence, including the right to sublicense, to use all Supplier IP included in the Supply for the purposes of or in connection with their business and Supplier agrees to procure same from any Subcontractor for the benefit of Rio Tinto and each Relevant Company.

40.2	Contract IP

li any Contract IP is delivered, provided or otherwise made available to a Relevant Company, such Contract IP shall be for the benefit and ownership of that Relevant Company. Supplier assigns all right, title and interest in and to the Contract IP (whether created before, on or after the Commencement Date) to the Relevant Company, free and clear of all liens, charges, hypothecs, security interests, claims, third party rights to use or acquire such Contract IP or other encumbrances whatsoever and shall cause any Subcontractor engaged in the creation of any Contract IP to do the same. At the Relevant Company’s request, Supplier shall deliver any formal assignment or other document required to give effect to this Section 40.2.

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40.3	Sublicence of Supplier IP

The Relevant Company may sublicence the Relevant Company’s rights to Supplier IP, as provided in Section 40.1, to any person where that person has been granted use of the Contract IP by the Relevant Company.

40.4	Rio Tinto IP

Supplier acknowledges and agrees that Rio Tinto, each Relevant Company or any member of the Rio Tinto Group (as the case may be) remain the owner of the Rio Tinto IP and that nothing in the Agreement prevents, limits or restricts their subsequent use or exploitation of the Rio Tinto IP. Rio Tinto and each Relevant Company grants to Supplier, or where the relevant Rio Tinto IP is owned by a member of the Rio Tinto Group other than Rio Tinto or a Relevant Company, Rio Tinto will procure the grant to Supplier of, a non-exclusive, non-transferable, revocable licence to use the Rio Tinto IP and the Contract IP for the sole purpose of providing the Supply. Supplier shall not reproduce, communicate, use, register or attempt to register any interest in or otherwise deal with the Rio Tinto IP or the Contract IP, including filing for patent protection, or allow any other person to do the same, for any purpose other than to provide the Supply.

40.5	Supplier Warranty

Supplier warrants that:

(a)	Supplier has the right to grant to the Relevant Company the licence under Section 40.1; and

(b)	Supplier has the right to assign all Contract IP to the Relevant Company in accordance with Section 40.2 and no Contract IP will infringe the Intellectual Property rights of any third party.

40.6	General Supplier Obligations

Supplier agrees to:

(a)	disclose to Rio Tinto all Contract IP as and when it is created;

(b)	ensure that any subcontract Supplier enters into in relation to the Agreement contains an assignment by the Subcontractor to Rio Tinto of all Intellectual Property rights in any Contract IP created by the Subcontractor for the purposes of the Agreement;

(c)	notify Rio Tinto as soon as Supplier becomes aware of any suspected, threatened or actual infringement of any Intellectual Property in the Contract IP and to provide all reasonable assistance in relation to that infringement; and

(d)	provide all reasonable assistance Rio Tinto or a Relevant Company may request to protect, perfect, enforce, defend or assert its interests in and right to use and exploit the Contract IP (including assisting Rio Tinto or the Relevant Company to take action against persons infringing the Contract IP). Supplier shall also ensure that its employees provide all reasonable assistance to Rio Tinto or the Relevant Company as set out in Section 40.2.

40.7	Survival of Article

This Article 39 will survive the termination of the Agreement.

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41.	THIRD PARTY INTELLECTUAL PROPERTY RIGHTS

41.1	Third Party Intellectual Property Rights

Supplier warrants that to the extent that it uses or proposes to use the Intellectual Property of any third party in the provision of the Supply, or to the extent Rio Tinto or any Relevant Company will use or might propose to use the Intellectual Property of any third party in the use and enjoyment of the Supply, Supplier has obtained or will obtain, at no further cost to Rio Tinto or any Relevant Company, from the relevant third party all necessary licences and consents to use, or assignments of, such Intellectual Property and that it will not breach any of such the licences or assignments.

41.2	Indemnity

Without limiting Section 33.3, Supplier shall Indemnify and hold harmless the Rio Tinto Parries, and each of them, and shall keep them indemnified, in respect of all Claims and Liabilities incurred or sustained by the Rio Tinto Parties resulting from any actual or alleged Infringement of any Intellectual Property rights of any third party arising out of or caused by:

(a)	the performance of the Supply by Supplier or any Subcontractor;

(b)	the performance or operations of any other plant, machinery, tools, equipment, process, work, material, matter, thing or method used or supplied by Supplier; or

(c)	the use and enjoyment of the Supply by the Relevant Company.

A Party shall notify the other Parties upon the Party becoming aware of a Claim being threatened or made by any person in relation to any of the matters covered by this Section 41.2. Rio Tinto may require Supplier to conduct any litigation that may arise from a Claim referred to in this Section 41.2 and all negotiations for settlement of that Claim. However, Supplier shall not make any settlement or consent to any judgment, order or verdict against any Rio Tinto Party without Rio Tinto’s prior written consent.

41.3	Procurement of Intellectual Property Rights

If Rio Tinto or any Relevant Company is prevented from operating or using the Products and/or any Services or any part of the Products and/or any Services as a result of any Claim in relation to an infringement of Intellectual Property rights, Supplier shall (at its cost) take all reasonable steps to procure for the Relevant Company the right to operate or use the Products and/or any Services or the relevant part of the Products and/or any Services for the purpose for which it was intended.

41.4	Procedure Where Intellectual Property Rights Cannot be Procured

If Supplier cannot procure the rights referred to in Section 41.3 within a reasonable time (but not exceeding sixty (60) days unless the Relevant Company otherwise agrees), it shall notify the Relevant Company accordingly and the Relevant Company may direct Supplier to immediately (at Supplier’s cost):

(a)	alter the Products or the relevant part of the Products to avoid infringement or violation of the Intellectual Property;

(b)	replace the Products affected or the relevant part of the Products with work or Products which do not Infringe or violate the Intellectual Property; or

(c)	remove the Products and reimburse the Relevant Company any compensation and other amounts already paid to Supplier and pay to the Relevant Company any costs or other expenses that may have been paid or incurred by the Relevant Company in connection with the removed Products.

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41.5	Moral Rights

If requested by Rio Tinto, Supplier shall (at its cost) procure from each of Supplier’s or Subcontractor’s Personnel or any third parties engaged in the provision of the Supply and the creation of Contract IP an irrevocable and unconditional waiver of moral rights, in favour of Supplier for the benefit of Supplier and its customers, including Rio Tinto, each Relevant Company and each End User), which is legally enforceable by Rio Tinto, each Relevant Company and each End User, to allow Rio Tinto, each Relevant Company and each End User to:

(a)	reproduce, transmit, communicate, adapt or publish any materials in relation to the Supply or any adaptation of them (or any part of such materials or any such adaptation) anywhere in the world, in whatever form Rio Tinto or a Relevant Company thinks fit, including the making of any distortions, additions or alterations to the materials or any adaptation thereof (or any part of the materials or any such adaptation) as so reproduced, transmitted, communicated, adapted or published;

(b)	reproduce, transmit, communicate, adapt or publish such materials or any adaptation of them (or any part of the materials or any such adaptation) anywhere in the world without making any identification of the employee/contractor/third party in relation to such reproduction, transmission, communication, adaptation or publication; and

(c)	do anything in relation to such materials that (but for these consents) would otherwise infringe any moral rights or similar rights of the employee/contractor/third party anywhere in the world.

Where Rio Tinto or a Relevant Company reasonably believes that Supplier has not compiled with its obligations set out in this Section 41.5, Supplier shall ensure that the Personnel of Supplier or any third parties engaged in the provision of the Supply do all such other things and execute all such documents as reasonably requested by Rio Tinto or the Relevant Company in order to confirm or give effect to any of the matters stated in this Section 41.5.

42.	NOTICES

42.1	Notices

Except as otherwise provided in the Agreement, all notices and other communications (“Notices”) hereunder by a Party shall be in writing, sent or delivered by one of the means identified below and addressed (i) if to Supplier, to the attention of Supplier’s Representative at the address specified in the Agreement Form; (ii) if to Rio Tinto, to the attention of Rio Tinto’s Representative at the address specified in the Agreement Form; and (iii) if to the Relevant Companies, to the attention of the general manager (or equivalent title) at the addresses for the Relevant Company specified in Schedule B. Unless a later time is specified in the Notice, a Notice will be effective with respect to a Party:

(a)	in the case of a hand delivery or delivery by courier, upon receipt;

(b)	in the case of a letter sent by registered or certified mall, return receipt requested, five (5) days after postmark (seven (7) days it postmarked from a country other than the country to which it was sent); and

(c)	in the case of a facsimile, upon confirmation by the machine from which the facsimile was sent that indicates that the facsimile was sent in its entirety to the facsimile number of the recipient;

provided that if received on a day other than a business day in the jurisdiction of receipt or if received after 5:30 pm local time, then the notice will be deemed effective on the next day. Either Party may change its address for future notices by providing written Notice to that effect to the other Party.

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43.	CONFLICT OF INTEREST

43.1	Warranty

Supplier warrants that as at the date of the Agreement it has not carried on business, entered into any financial arrangements or undertaken any obligation which would in any way interfere or conflict with the performance of the Supply by Supplier and its Personnel under the Agreement.

43.2	Conflicts of Interest

Supplier shall ensure that neither it nor any of its Personnel carry on business, enter into any financial arrangements or undertake any obligation which would in any way interfere or conflict with the performance of a Supply by Supplier and its Personnel under the Agreement without the prior written consent of the Relevant Company.

44.	BUSINESS STANDARDS

44.1	Establishment of Procedures

Supplier shall establish and maintain procedures, policies and precautions to prevent its Personnel from making, receiving, providing or offering substantial gifts, entertainment, payments, loans or other consideration to Personnel of Rio Tinto, any Relevant Company or the Rio Tinto Group for the purpose of influencing such Personnel to act contrary to the best interests of the Relevant Company or the Rio Tinto Group.

44.2	Improper Advantage or Benefit to Official

Supplier represents and warrants that neither it or its Personnel has offered, paid, promised to pay, authorized the payment of or transferred money or anything of value to an Official to secure any improper advantage or benefit in relation to the matters contemplated by the Agreement, whether directly or indirectly through a third party. Supplier shall not, directly or indirectly, in connection with the Agreement, offer, pay, promise to pay or authorize the giving of money or anything of value to an Official, or to any other person while it knew, was aware or ought reasonably to have been aware of, a high probability that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly to an Official, for the purpose of influencing the act, decision or omission of such Official to obtain or retain business or any benefit related to the Agreement, to direct business related to the Agreement to any person, or to obtain any improper advantage or benefit. Supplier represents that no Official or close relative of an Official has any direct or indirect ownership or other legal or beneficial interest in Supplier, its Affiliates or their respective Personnel, or in the contractual relationship established by the Agreement, and that no such Official or close relative of an Official serves as an officer, director, employee, or agent of Supplier or its Subcontractors. The representations and obligations under this Section 44.2 will continue throughout the Term.

44.3	Notification Regarding Change of Interests

Supplier agrees to promptly notify Rio Tinto in writing of any changes in the direct or indirect ownership in Supplier or its Affiliates that would make it or them an Official. Supplier covenants that should Rio Tinto notify it of any concerns that there has been a breach of the provisions of Section 44.2 or this Section 44.3, it shall cooperate in good faith with Rio Tinto in determining whether such a breach has occurred. If Rio Tinto determines in its sole discretion that there has been such a breach or that Supplier has taken any action that would create a material risk of liability for Rio Tinto under any Applicable Laws, it may treat the breach as an event of default and exercise any rights it may have under the Agreement upon the occurrence of an event of default, but without regard to any waiting periods or cure periods specified in the Agreement.

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44.4	Section to Apply to Subcontractors

Supplier shall require its Subcontractors to agree to and comply with contractual provisions substantially the same as those contained in Sections 44.2 and 44.3.

44.5	Notification of Failure to Comply with Section

Supplier agrees to notify Rio Tinto promptly upon discovery of any instance where Supplier or any of its Personnel fail to comply with this Article 44.

45.	ILLEGAL INFORMATION BROKERING

45.1	Prohibition

Supplier recognises that the practice of Illegal Information Brokering or any other corruption of the Agreement award process is not permitted by Rio Tinto or any Relevant Company and Supplier represents and warrants that it has not and will not utilize Illegal Information Brokering in connection with the Agreement.

45.2	Notification

Supplier shall immediately notify the Rio Tinto Representative if any person approaches Supplier for the purpose of Illegal Information Brokering concerning the Agreement or any other related business interest of Rio Tinto or a Relevant Company. After receiving a notice under this Section 45.2:

(a)	such notice and any related information provided by Supplier will be treated by Rio Tinto with the utmost discretion; and

(b)	Rio Tinto will handle the Agreement with extra security measures, as appropriate, in order to prevent any contractor, subcontractor or other supplier from gaining any unfair advantage subsequent to such notice.

46.	RIO TINTO BUSINESS PRACTICES AND STANDARDS

The Rio Tinto Group has developed a policy entitled ‘The Way We Work’ (“Rio Tinto Business Practices and Standards”). Supplier acknowledges that it has received a copy of the Rio Tinto Business Practices and Standards, which can also be found at http://procurement.riotinto.com. Supplier is expected to read, understand and adhere to the Rio Tinto Business Practices and Standards, and Rio Tinto reserves the right to monitor and/or audit Supplier’s adherence to the Rio Tinto Business Practices and Standards.

47.	COSTS

Each Party shall bear its own costs arising out of:

(a)	the negotiation, preparation and execution of the Agreement; and

(b)	except as expressly provided otherwise in the Agreement, any transaction contemplated by the Agreement.

48.	STATUS OF SUPPLIER

48.1	Independent Contractor

At all times during the Term, and in the provision of the Supply, Supplier is an independent contractor and will not act as, or be or be regarded as, a partner, co-venturer, representative, agent or employee of Rio Tinto or any Relevant Company, and Supplier and its Personnel will not be entitled to any benefits which accrue to any employee of Rio Tinto or the Relevant Company by virtue of their status as an employee.

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48.2	Partnership and Joint Venture Suppliers

Where Supplier comprises more than one person they will be bound jointly and severally and by executing the Agreement accept joint and several liability for any loss or damage that may be suffered or occasioned by, and any sum that may be or may become payable to, Rio Tinto or the Relevant Company under the Agreement.

49.	ASSIGNMENT AND SUBCONTRACTING

49.1	Consent Required

Supplier is not permitted to assign or subcontract all or any part of the Agreement without the prior written consent of Rio Tinto, such permission being at Rio Tinto’s discretion and on whatever terms and conditions Rio Tinto may think appropriate, including requiring the proposed assignee or Subcontractor to be bound by any or all of the provisions of the Agreement

49.2	Obligations Survive Assignment or Subcontract

Supplier acknowledges that no permitted assignment or subcontract in any way relieves Supplier from the performance of any of its obligations under the Agreement and that Supplier shall remain responsible for the due and proper performance of all its obligations under the Agreement by its permitted assigns, Subcontractors and their Personnel.

49.3	Status of Subcontractor

As between Supplier and the Relevant Company to which the subcontract relates, the Subcontractor will be considered the agent of Supplier. For the purposes of the Agreement, the acts and omissions of each Subcontractor and its Personnel will be deemed to be the acts and omissions of Supplier.

50.	PRIVACY AND DATA PROTECTION

50.1	Personal Information

Each Party agrees to comply with their obligations under all Applicable Laws relating to privacy and the protection of Personal Information in respect of any Personal Information obtained by or disclosed to them pursuant to the Agreement.

50.2	Warranty

Each Party warrants to each other Party that it has complied and will continue to comply with all Applicable Laws in obtaining any Personal Information disclosed by it pursuant to the Agreement.

50.3	Data Protection

In addition to its obligations under Applicable Laws, Supplier agrees to:

(a)	only collect, use or disclose Personal Information of Personnel of the Rio Tinto Group for the purposes of the Agreement;

(b)	not disclose any such Personal Information to any person (including the subject Personnel) without Rio Tinto’s prior written consent, unless the disclosure is required by law;

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(c)	immediately notify Rio Tinto that the disclosure of any such Personal Information may be required by law;

(d)	put into place and maintain appropriate technical and organizational measures against unauthorized and/or unlawful collection, use or disclosure of Rio Tinto’s Personal Information;

(e)	put into place and maintain appropriate technical and organizational measures against unauthorized access, loss, destruction, misuse, modification, disclosure or damage to Rio Tinto’s Personal Information; and

(f)	take all necessary steps to ensure that its collection, use or disclosure of Rio Tinto’s Personal Information will be fair and lawful and, for this purpose, Supplier may reasonably inquire of Rio Tinto or the Relevant Company (as the case may be) as to the manner in which Rio Tinto or that Relevant Company obtained Rio Tinto’s Personal information.

50.4	Individual Complaints

If an individual complains to Rio Tinto or a Relevant Company that Supplier (or any of its Personnel) has, in the performance of the Agreement, handled his or her Personal Information inappropriately, Rio Tinto shall promptly give Supplier sufficient details about the complaint to minimise any further misuse. If an individual complains to Supplier that Supplier (or any of its Personnel) has, in the performance of the Agreement, handled his or her Personal Information inappropriately, Supplier shall:

(a)	promptly inform Rio Tinto of the complaint; and

(b)	provide Rio Tinto with the Personal Information that is the subject of the complaint.

50.5	Supplier Indemnity

Supplier shall Indemnify and hold harmless the Rio Tinto Parties and each of them, and shall keep them indemnified, in respect of all Claims and Liabilities incurred by or awarded against Rio Tinto or a Relevant Company relating to any breach by Supplier of its obligations under this Article 50.

50.6	Survival of Section

This Article 50 will survive the termination of the Agreement.

51.	WAIVER

A failure to exercise, or any delay in exercising any right, power or remedy by a Party does not operate as a waiver. A single or partial exercise of any right, power or remedy does not preclude any other or further exercise of that or any other right, power or remedy. A waiver is not valid or binding on the Party granting that waiver unless made in writing.

52.	FURTHER ASSURANCES

Each Party agrees to do all acts and things and execute all deeds, instruments, transfers or other documents as may be necessary or desirable to give full effect to the provisions of the Agreement and the transactions contemplated by it.

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53.	SEVERABILITY

53.1	Severability

Any provision of the Agreement which is prohibited or unenforceable in any jurisdiction is ineffective as to that jurisdiction to the extent of the prohibition or unenforceability. This does not invalidate the remaining provisions of the Agreement nor does it affect the validity or enforceability of that provision in any other jurisdiction.

53.2	Negotiation in Good Faith

Where a provision is prohibited or unenforceable, the Parties shall negotiate in good faith to replace the invalid provision with a provision which is in accordance with all Applicable Laws and appropriate consequential amendments (if any) will be made to the Agreement, but if the Parties cannot so agree, then the unenforceable provision shall be excluded from Agreement.

54.	GOVERNING LAW AND JURISDICTION

54.1	Governing Law

The Agreement and the transactions contemplated by the Agreement are governed by the laws of the State of Utah, USA without giving effect to principles governing choice or conflict of law rules thereof.

54.2	Sale of Goods

The application of (i) the United Nations Convention on Agreements for the International Sale of Goods, (ii) any similar legislation of the United States or Canada or any state, province or territory thereof relating to international sales of goods, and (iii) any legislation of the United States or Canada or any state, province or territory thereof relating to domestic sales of goods is hereby disclaimed to the maximum extent permitted by Applicable Laws.

54.3	Forum

Each Party Irrevocably and unconditionally submits to the non-exclusive jurisdiction of and venue in the federal and/or state courts in the State of Utah and each Relevant Company and Supplier irrevocably and unconditionally submits to the non-exclusive jurisdiction of and venue in the federal and/or state or provincial courts in the jurisdiction where the applicable Relevant Company has its principal place of business, and the appropriate courts of appeal from such courts, for determining any dispute concerning the Agreement or the transactions contemplated hereby. Each Party waives any right it has to object to an action being brought in such courts, including, but not limited to objections claiming that the action has been brought in an inconvenient forum or that such courts do not have jurisdiction.

54.4	Service

Without preventing any other mode of service, any document in an action (including, but not limited to, any writ of summons or other originating process or any third-party notice) may be served on a Party’s registered agent for service or otherwise as required by Applicable Laws.

54.5	Language of the Agreement

Each Party has requested that the Agreement be drafted in English. Chaque partie a requis que la présente entente et tous les documents y reliés solent rédigés en anglais.

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54.6	Construction

The Parties agree that the Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were or have been given the opportunity to be represented by counsel, and each of whom had an opportunity to participate in, and did participate in, negotiation of the terms hereof. Accordingly, the Parties acknowledge and agree that the Agreement is not a contract of adhesion and that ambiguities in the Agreement, if any, shall not be construed strictly or in favour of or against either Party, but rather shall be given a fair and reasonable construction.

54.7	Execution

The Agreement may be signed in counterparts, each of which will be deemed an original and all of which taken together will constitute one and the same instrument. The Parties intend that fax signatures constitute original signatures and that a faxed agreement containing the signatures (original or faxed) of all the Parties and delivered by one or more of the Parties by fax is binding on the Parties.

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APPENDIX 1

Bank Guarantee

To:          [Note: Relevant Company name/Rio Tinto Services Inc. + address to be inserted]

Whereas [Relevant Company name/Rio Tinto Services Limited] of [address] (Company) and [NAME OF SUPPLIER] of [REGISTERED ADDRESS OF SUPPLIER] (Supplier) are parties to an agreement in respect of [BRIEF DESCRIPTION OF SUPPLY] described as [INSERT TITLE] (Agreement).

In consideration of the Company, at the request of [NAME OF BANK] (Bank), accepting this bank guarantee in lieu of requiring Supplier to provide the Company with a deposit security in another form pursuant to the Agreement, the Bank hereby undertakes that on demand in writing by the Company at any time after the date of this Guarantee, the Bank will pay to the Company a sum or sums not exceeding [$ ] in total (Guaranteed Sum).

Payment will be made by the Bank immediately without any reference by the Bank to Supplier and irrespective of:

(a)	any notice to the Bank by Supplier not to pay any amounts under this Guarantee to the Company; or

(b)	the performance or non-performance by either Supplier or the Company of the Agreement or of any variation to, or of any agreement substituted for, the Agreement.

The Bank may at any time terminate this undertaking by payment to the Company of the Guaranteed Sum (less any amount the Bank may previously have paid to the Company pursuant to this Guarantee). Upon termination, the Bank will no longer be liable under this Guarantee.

DATE:

[Name of Bank]	[Notary Seal]

Signature	Signature

Print Name	Print Name

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APPENDIX 2

Release

This Release is executed pursuant to the provisions of [INSERT AGREEMENT TITLE] dated [DATE] (Agreement) between [Rio Tinto Services Inc.] and each of the Relevant Companies identified in, or nominated pursuant to, the Agreement (Companies) and [NAME OF SUPPLIER] (Supplier).

In consideration of the return of the Security (as that term is defined in Agreement) less any deductions the Relevant Companies are entitled to make pursuant to the Agreement, and the payment of all amounts due upon that return, Supplier hereby:

(a)	waives, releases and forever discharges Rio Tinto Services Inc. and the Relevant Companies, and each of them, from all claims, demands, debts, accounts, expenses (whether known or unknown) which Supplier has or might have against each of them arising under the Agreement or out of their performance of the Agreement; and

(b)	indemnifies and holds harmless Rio Tinto Services Inc., the Relevant Companies and their respective officers, employees, agents, advisers, contractors, subcontractors and representatives from and against all claims, demands, debts, accounts, expenses, costs, liens, actions and proceedings of any kind arising from, or incidental to, the Agreement or Supplier’s performance of the Agreement.

DATE:

[Name of Supplier]	[Notary Seal]

Signature	Signature

Print Name	Print Name

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APPENDIX 3

Acceptance Test

Acceptance Test. The following Items of equipment have been tested to demonstrate operation and performance in accordance with the Specifications and any other actions requirements set forth in the Agreement or otherwise agreed in writing by the Parties as being part of Commissioning:

________________________________________________

Acceptance Test Certification (check one)

☐ Approved

☐ Not Approved. Comments: __________________________________ (include reasons for not approving Acceptance Test)

[Insert Relevant Company Name]:

Signature _________________________________

Date: _____________________________________

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SCHEDULE B
RELEVANT COMPANIES AND SITES

Relevant Company	Capacity / End Users	Relevant Site	Delivery Points
Rio Tinto Services Inc.	On its own behalf	4700 W. Daybreak Parkway South Jordan, Utah 84095 USA	4700 W. Daybreak Parkway South Jordan, Utah 34095 USA
Kennecott Minerals Company	On its own behalf	Head Office 224 North 2200 West Salt Lake City UT 84116	Kennecott Minerals Company 224 North 2200 West Salt Lake City, UT 84116
Kennecott Rawhide Mining Company	Kennecott Rawhide Mining Company Mining Company enters into this Agreement on its own behalf and as agent for the other co-owner of the Denton Rawhide Mine, Pacific Rim Mining Company (End User).	Denton - Rawhide PO Box 2070 Fallon, NV 89406 55 Miles S E of Fallon Fallon NV 89406	Denton - Rawhide PO Box 2070 Fallon, NV 89406 55 Miles S E of Fallon Fallon NV 89406
Kennecott Eagle Minerals Company	On its own behalf	Marquette Office: 504 Spruce Street Ishpeming, Michigan 49849	Marquette Office: 504 Spruce Street Ishpeming, Michigan 49849
Kennecott Eagle Minerals Company	On its own behalf	Negaunee Office: 200 Echelon Drive A&B Negaunee, Michigan 49866	Negaunee Office: 200 Echelon Drive A&B Negaunee, Michigan 49866
Kennecott Eagle Minerals Company	On its own behalf	Salt Lake City Office: 224 North 2200 West Salt Lake City, Utah 84116	Salt Lake City Office: 224 North 2200 West Salt Lake City, Utah 84116
Kennecott Land Company	On its own behalf	4700 W. Daybreak Parkway South Jordan, Utah 84095 USA	4700 W. Daybreak Parkway South Jordan, Utah 84095 USA
Kennecott Uranium Company	On its own behalf	42 miles north of Rawlins, Wyoming, 82301 USA	42 miles north of Rawlins, Wyoming, 82301 USA
Kennecott Utah Copper LLC	Kennecott Utah Copper LLC enters into this Agreement acting through its manager, Kennecott Management Services Company (End User).	Bingham Canyon Mine 8362 W 10200 S PO Box 351 Bingham Canyon UT 84006-0351	Bingham Canyon Mine 8362 W 10200 S PO Box 351 Bingham Canyon UT 84006-0351
Kennecott Utah Copper LLC	Kennecott Utah Copper LLC enters into this Agreement acting through its manager, Kennecott Management Services Company (End User).	Barneys Canyon Mine 8200 S 9600 W Bingham Canyon UT 84006	Barneys Canyon Mine 8200 S 9600 W Bingham Canyon UT 84006
Kennecott Utah Copper LLC	Kennecott Utah Copper LLC enters into this Agreement acting through its manager, Kennecott Management Services Company (End User).	Distribution Centre: 6076 West Broken Rock Circle South Jordan UT 84095	Distribution Centre: 6076 West Broken Rock Circle South Jordan UT 84095

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Relevant Company	Capacity / End Users	Relevant Site	Delivery Points
Resolution Copper Mining LLC	Resolution Copper Mining LLC enters into this Agreement acting through its manager, Resolution Copper Company (End User).	Resolution Copper Company 102 Magma Heights Superior AZ, 85273	Resolution Copper 102 Magma Heights Superior AZ, 85273
Kennecott Colorado Coal Company	Kennecott Colorado Coal Company enters into this Agreement on its own behalf and as agent for Colowyo Coal LP (End User), a Delaware limited partnership among Kennecott Colorado Coal Company, as general partner, and Gracoal, Inc. and Gracoal II Inc., respectively, as limited partners. Kennecott Colorado Coal Company is the manager of Colowyo Coal LP and represents the interests of the partnership and is entering into this Agreement in such capacity.	Colowyo Coal 5731 State Highway 13 Meeker CO 81625	Colowyo Coal Company 5731 State Highway 13 Meeker, Colorado 81641
U.S. Borax Inc.	On its own behalf.	Head Office 8051 East Maplewood Ave. Greenwood Village, CO 80111	Head Office 8051 East Maplewood Ave. Greenwood Village, CO 80111
U.S. Borax Inc.	On its own behalf.	Boron Mine 14486 Borax Road Boron CA 93516-2000	Boron Mine 14486 Borax Road Boron, CA 93516-2000
U.S. Borax Inc.	On its own behalf.	Wilmington 300 Falcon Street Wilmington CA 90744	Wilmington 300 Falcon Street Wilmington, CA 90744
Luzenac Inc.	On its own behalf.	Head Office 8051 East Maplewood Ave. Greenwood Village, CO 80111	Head Office 8051 East Maplewood Ave. Greenwood Village, CO 80111
Luzenac America Inc.	On its own behalf.	Luzenac America, Inc., 8051 East Maplewood Ave. Greenwood Village, CO 80111	Luzenac America, Inc. 8051 East Maplewood Ave. Greenwood Village, CO 80111

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Relevant Company	Capacity / End Users	Relevant Site	Delivery Points
Luzenac America Inc.	On its own behalf.	Houston 17509 Van Road Houston, TX 77049	Houston 17509 Van Road Houston, TX 77049
Luzenac America Inc.	On its own behalf.	Sappington Mill 28769 Sappington Road Three Forks, MT 59752	Sappington Mill 28769 Sappington Road Three Forks, MT 59752
Luzenac America Inc.	On its own behalf.	Three Forks Mill 2150 Bench Road Three Forks, MT 59752	Three Forks Mill 2150 Bench Road Three Forks, MT 59752
Luzenac America Inc.	On its own behalf.	Yellowstone Mine PO Box 130 Cameron, MT 59720	Yellowstone Mine PO Box 130 Cameron, MT 59720
Windsor Minerals Inc.	On its own behalf.	Ludlow Mill PO Box F, 73 East Hill Road, Ludlow, Vermont 05149	Ludlow Mine East Hill Road — Stone House Ludlow, VT 5149
Alcan Primary Products Corporation	On its own behalf.	(Sebree Plant) 9404 Highway 2096, Robards, Kentucky, United States 42452	(Sebree Plant) 9404 Highway 2096, Robards, Kentucky, United States 42452
Alcan Primary Products Corporation	On its own behalf	(Cleveland office) 6150 Parkland Blvd., Suite 220, Cleveland, Ohio, United States 44124	(Cleveland office) 6150 Parkland Blvd., Suite 220, Cleveland, Ohio, United States 44124

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SCHEDULE C

PRODUCTS AND SPECIFICATIONS

The Products and Specifications are those set out in the Exhibit(s) to this Schedule C.

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SCHEDULE C

PRODUCTS AND SPECIFICATIONS EXHIBIT USB1

US Borax, Inc. Products and Specifications-

The Products consist of the following:

a.             Envirotac II Soil Stabilizer/Dust Palliative

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SCHEDULE D
SERVICES

1.	Upon request, Supplier shall visit Relevant Company in order to ensure that any new develops from Supplier are applicable to improving the operation of the facility and are evaluated for Company’s applicability or implementation.

2.	Supplier shall ensure that the Product meets the Specifications as outlined in Schedule C and the applicable certificate of analysis.

3.	Supplier shall assist Relevant Company technicians in order to verify the efficiency of Supplier supplied Products.

4.	Supplier shall respond as quickly as possible to any problems that are related to the use of Supplier’s Products.

5.	Supplier shall ensure the supply of the correct Product is delivered in full on time and received in Company approved packaging.

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SCHEDULE E
PRICES

Prices for the Products are in US dollars, and are those set out in the Exhibit(s) to this Schedule E.

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SCHEDULE E
PRICES
EXHIBIT USB1

1.	Price.

Price of the Product listed in Schedule C Exhibit USB1 is $3.74 per gallon, fixed through and including December 31, 2010.

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SCHEDULE F
SUPPLY TIMETABLE

The Supply Timetable shall be specified in individual Purchase Orders and/or Statements of Work.

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SCHEDULE G
SITES SPECIFIC TERMS

Supplier shall adhere to all Company safety standards and practices and Site Specific Terms set forth by Relevant Company prior to commencement of Services and/or delivery of Products. Site Specific Terms for those Relevant Companies purchasing Product as of the Commencement Date of this Agreement are attached.

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